      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1997



                                                      REGISTRATION NO. 333-27213

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             PIERCING PAGODA, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                             5944                            23-1894725
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

             3910 ADLER PLACE, BETHLEHEM, PA 18017, (610) 691-0437
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JOHN F. EUREYECKO
                     PRESIDENT AND CHIEF OPERATING OFFICER
                             PIERCING PAGODA, INC.
                                3910 ADLER PLACE
                              BETHLEHEM, PA 18017
                                 (610) 691-0437
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                    COPY TO:

            JASON M. SHARGEL, ESQUIRE                            LARRY A. BARDEN, ESQUIRE
       WOLF, BLOCK, SCHORR AND SOLIS-COHEN                           SIDLEY & AUSTIN
          TWELFTH FLOOR PACKARD BUILDING                         ONE FIRST NATIONAL PLAZA
       S.E. CORNER 15TH & CHESTNUT STREETS                        CHICAGO, IL 60603-2279
           PHILADELPHIA, PA 19102-2678                                (312) 853-7000
                  (215) 977-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 22, 1997


                          [PIERCING PAGODA, INC. LOGO]

                                1,550,000 SHARES

                                  COMMON STOCK


     Of the 1,550,000 shares of Common Stock offered hereby, 650,000 are being offered by Piercing Pagoda, Inc. ("Piercing Pagoda" or the "Company") and 900,000 shares are being offered by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. As of May 21, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $27.125 per share. The Common Stock is traded under the Nasdaq symbol "PGDA."


     Upon consummation of this offering, Richard H. Penske, the Company's Chief Executive Officer and Chairman of the Board, will own approximately 39.2% (approximately 38.6% if the Underwriters' over-allotment option is exercised in full) of the outstanding shares of Common Stock. As a result, Mr. Penske is likely to continue to have effective control over the outcome of substantially all issues submitted to the Company's stockholders, including the election of all of the Company's directors. See "Principal and Selling Stockholders."

                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    ========================================================================================================
                                                              UNDERWRITING                    PROCEEDS TO
                                                PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                                 PUBLIC       COMMISSIONS      COMPANY(1)     STOCKHOLDERS
    ========================================================================================================
    Per Share............................   $               $               $               $
    --------------------------------------------------------------------------------------------------------
    Total(2).............................   $               $               $               $
    ========================================================================================================

(1) Before deducting estimated offering expenses of $325,000, all of which are payable by the Company.
(2) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase an additional 232,500 shares of Common Stock solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $          , $          , $          and $          , respectively. See
    "Underwriting."

                             ---------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), in San Francisco, California, on or about             , 1997.
ROBERTSON, STEPHENS & COMPANY
                             WHEAT FIRST BUTCHER SINGER
                                                 FURMAN SELZ
                                                         PARKER/HUNTER
                                                            INCORPORATED

               The date of this Prospectus is             , 1997

                          [PIERCING PAGODA, INC. LOGO]
                                STORE LOCATIONS

 [THE INSIDE FRONT COVER GATEFOLD WILL INCLUDE PICTURES OF THE COMPANY'S KIOSKS
    AND A MAP OF THE UNITED STATES INDICATING THE LOCATIONS OF THE COMPANY'S
                                    STORES.]

                    LOCATIONS AS OF MAY 7, 1997
                    ------------------------------------------------
                    Piercing Pagoda.................................  567
                    Plumb Gold......................................  131
                    Silver & Gold Connection........................   34
                    Other...........................................    2
                                                                      ---
                                                                      734

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary...............................................................................     4
Risk Factors..........................................................................     6
Use of Proceeds.......................................................................    12
Dividend Policy.......................................................................    12
Price Range of Common Stock...........................................................    13
Capitalization........................................................................    14
Selected Financial and Operating Data.................................................    15
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    17
Business..............................................................................    25
Management............................................................................    34
Certain Transactions..................................................................    41
Principal and Selling Stockholders....................................................    42
Description of Capital Stock..........................................................    43
Shares Eligible for Future Sale.......................................................    45
Underwriting..........................................................................    46
Legal Matters.........................................................................    47
Experts...............................................................................    47
Additional Information................................................................    47
Index to Consolidated Financial Statements............................................   F-1

                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                                    SUMMARY

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. A number of the matters and subject areas discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus are not limited to historical or current facts and deal with potential future circumstances and developments. Prospective investors are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," and similar expressions, are only predictions and that actual events or results may differ materially. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. References to fiscal years of the Company are to the twelve month period ended March 31 of the applicable year.

                                  THE COMPANY

     Piercing Pagoda is the largest retailer of gold jewelry through kiosk stores in the United States. At May 7, 1997, the Company operated 734 stores in 43 states and Puerto Rico, including 710 kiosk stores and 24 in-line stores. The Company offers an extensive selection of popular-priced 14 karat and 10 karat gold chains, bracelets, earrings, charms and rings, as well as a selection of silver jewelry, all in basic styles at everyday low prices. The Company's stores are generally located in high traffic concourses of regional shopping malls and are primarily operated under the names Piercing Pagoda, Plumb Gold and Silver & Gold Connection. The Company's kiosk stores average approximately 165 square feet in size, typically carry approximately 3,300 stock keeping units ("SKUs"), require a low initial investment, can be opened quickly and are easily accessible and visible within malls. During fiscal 1997, the average price of a jewelry item sold by the Company was approximately $24, and average comparable store net sales per square foot were $1,848.

     The Company's freestanding kiosk stores provide an easy-to-shop environment for both destination customers and impulse shoppers. Merchandise is prominently displayed with clearly visible price tags on specially designed pads in glass showcases that facilitate browsing and comparison shopping, and maximize the number of items shown. The Company maintains everyday low prices in its stores and its goal is to be the value leader in the popular-priced gold jewelry business in the markets that it serves. Additionally, the Company emphasizes customer service and offers complimentary ear piercing with the purchase of earrings, provides a lifetime guarantee for its merchandise and maintains a "buy-five-get-one-free" jewelry club. The Company is also committed to maintaining sophisticated management information systems. The Company believes that these operating strategies, along with its low price points and focused merchandise selection, enhance the Company's ability to generate a significant level of repeat business and to attract new customers, and differentiate it from other mall-based jewelry retailers.


     The Company's net sales have grown at a 29.9% compound annual rate from $58.7 million in fiscal 1993 to $166.9 million in fiscal 1997 and average net sales per comparable store have grown at a 9.9% compound annual rate from $208,000 in fiscal 1993 to $303,000 in fiscal 1997. The Company operated 734 stores at May 7, 1997, a 43% increase from the 513 open at March 31, 1996. This increase was achieved through the acquisition of 141 stores and the opening of 80 net new stores. In January 1997 and April 1997, the Company solidified its position as the largest operator of gold jewelry kiosk stores by acquiring 93 and 43 kiosk stores, respectively, from the companies that had been the second and third largest gold jewelry kiosk operators. The Company intends to focus in fiscal 1998 on the assimilation of these recently acquired stores, as well as on increasing the productivity of the newly opened stores. The Company plans to open approximately 60 to 70 new stores in fiscal 1998 and approximately 70 to 90 new stores in fiscal 1999 (excluding any acquisitions), and to close an aggregate of approximately 20 stores during that two-year period.


     The Company was organized under the laws of the State of Delaware in 1973 and succeeded to the business of a Pennsylvania corporation formed in 1970. The Company's principal executive offices are located at 3910 Adler Place, Bethlehem, Pennsylvania 18017. Its telephone number is (610) 691-0437.

                                  THE OFFERING

Common Stock Offered by the Company..........  650,000 shares
Common Stock Offered by the Selling
  Stockholders...............................  900,000 shares
Common Stock Outstanding after the Offering..  5,927,094 shares (1)
Use of Proceeds..............................  To repay certain indebtedness. See "Use of Proceeds."
Nasdaq National Market Symbol................  PGDA

------------
(1) Excludes 395,150 shares of Common Stock issuable upon exercise of outstanding options, 150,550 of which are currently exercisable. See "Management -- 1994 Stock Option Plan."

                      SUMMARY FINANCIAL AND OPERATING DATA
          (In thousands, except per share and selected operating data)

                                                                              FISCAL YEAR ENDED MARCH 31,
                                                                  ----------------------------------------------------
                                                                    1993       1994       1995       1996       1997
                                                                  --------   --------   --------   --------   --------
INCOME STATEMENT DATA:

    Net sales...................................................  $ 58,725   $ 68,922   $ 86,076   $121,581   $166,885
    Gross profit(1).............................................    26,959     30,961     38,007     54,141     74,577
    Selling, general and administrative expenses (including
      depreciation on kiosks)...................................    22,706     25,122     30,007     43,887     60,845
    Income from operations......................................     4,253      5,449      8,000     10,254     13,732
    Net income(2)...............................................     2,871      4,234      3,528      5,677      7,538
    Earnings per share..........................................                                   $   1.07   $   1.40
    Weighted average shares outstanding.........................                                      5,325      5,389
PRO FORMA DATA:
    Pro forma net income(2).....................................                2,624      4,156
    Pro forma net income per share(2)(3)........................             $   0.67   $   0.91
    Pro forma weighted average shares outstanding(3)............                3,895      4,558
SELECTED OPERATING DATA:
    Number of stores at beginning of period.....................       285        279        295        366        513
    Stores added (net of closures and sales)....................        (6)        16         71        147        169
                                                                  --------   --------   --------   --------   --------
    Stores at end of period.....................................       279        295        366        513        682
                                                                  =========  =========  =========  =========  =========
    Average jewelry units sold per comparable store
      (rounded)(4)..............................................     8,300      9,500     10,800     11,600     12,000
    Average net sales per comparable store(5)...................  $208,000   $240,000   $266,000   $295,000   $303,000
    Average comparable store net sales per square foot(6).......  $  1,333   $  1,544   $  1,652   $  1,821   $  1,848
    Average comparable store square footage(6)..................       153        153        161        162        164
    Percentage increase in comparable store net sales(7)........      14.2%      13.8%       9.8%      12.4%       7.6%


                                                                                                 MARCH 31, 1997
                                                                                           --------------------------
                                                                                           ACTUAL      AS ADJUSTED(8)
                                                                                           -------     --------------
BALANCE SHEET DATA:

    Working capital......................................................................  $40,649        $ 40,649
    Inventory............................................................................   43,109          43,109
    Total assets.........................................................................   79,741          79,741
    Total long-term debt.................................................................   26,924          10,587
    Stockholders' equity.................................................................   37,522          53,859


------------
(1) Gross profit excludes depreciation on kiosks. Depreciation on kiosks is included in selling, general and administrative expenses. See Note 1 of Notes to Consolidated Financial Statements.

(2) Prior to the initial public offering of the Company's Common Stock in October 1994, the Company was an "S" corporation for federal and certain state income tax purposes and, accordingly, was subject to only limited corporate income taxes. All pro forma information has been computed as if the Company were subject to federal and applicable state corporate income taxes for all periods presented, based upon the tax laws in effect during the respective periods, in accordance with Financial Accounting Standards Board Statement No. 109, which the Company adopted in 1994. Income tax expense in fiscal 1995 includes certain amounts relating to the Company's conversion from an "S" corporation to a "C" corporation. See Notes to Consolidated Financial Statements. In fiscal 1996 and fiscal 1997, the Company was taxed as a "C" corporation in all jurisdictions.

(3) Pro forma net income per share has been computed by dividing pro forma net income by the weighted average number of common shares and common share equivalents outstanding during fiscal 1994 and fiscal 1995, as adjusted to give effect at all times to the sale or other issuance of shares during March and June of fiscal 1994. See Note 1 of Notes to Consolidated Financial Statements.

(4) Fiscal 1995, fiscal 1996 and fiscal 1997 reflect average jewelry units sold per comparable store based on 260, 283 and 355 comparable stores, respectively, which represent the number of all stores open at the end of such fiscal year which were also open as of the beginning of the preceding year. Average jewelry units sold per store in fiscal 1993 and fiscal 1994 is calculated by dividing the total jewelry units sold by all of the Company's stores during the period by the average of the total beginning and ending number of stores and is rounded to the nearest hundred. Due to the significant number of new store openings in the last three fiscal years, the Company believes comparable store data is a more meaningful measure of the growth in unit sales at its stores than total store data.

(5) Average net sales per comparable store is calculated based on the net sales of all stores open as of the beginning of the preceding fiscal year divided by the number of such stores.

(6) Fiscal 1995, fiscal 1996 and fiscal 1997 reflect average net sales per square foot for comparable stores (those stores open at the end of the respective fiscal year which were also open as of the beginning of the preceding fiscal year) based on the approximate average square footage per comparable store of 161, 162 and 164 square feet, respectively. Average net sales per square foot in fiscal 1993 and fiscal 1994 is based on the average net sales per store divided by 153, the approximate average square footage for all stores during both periods. Average net sales per store in fiscal 1993 and fiscal 1994 is based on net sales, less wholesale sales, divided by the average of the total beginning and ending number of stores per period. Due to the significant number of new store openings in the latest three fiscal years, the Company believes comparable store data is a more meaningful measure of the growth in sales per square foot at its stores than total store data.
(7) Comparable store net sales data are calculated based on the change in net sales of all stores open as of the beginning of the preceding fiscal year.

(8) As adjusted to reflect the receipt of the estimated net proceeds from the issuance and sale of the 650,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $27.125 per share and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                  RISK FACTORS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. A number of the matters and subject areas discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the "Business" section and elsewhere in this Prospectus are not limited to historical or current facts and deal with potential future circumstances and developments. Prospective investors are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," and similar expressions, are only predictions and that actual events or results may differ materially. Forward-looking statements include those relating to: the ability of the Company to successfully assimilate and increase the net sales volume and profitability of recently acquired and newly opened stores, anticipated store openings and closings, estimated capital expenditures, and the absence of material adverse impact expected from the possible loss of any current supplier, the possible termination of any current consignment arrangement, the possible enactment of new legislation, the possible purchase of the Company's stores in Florida by a licensee of the Company and legal proceedings. A variety of factors could cause the Company's actual results to differ materially from the expected results expressed in the Company's forward-looking statements, including those set forth in the following risk factors and elsewhere in this Prospectus. The following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock.

RISKS RELATING TO EXPANSION

     A significant portion of the Company's growth in recent years has resulted from, and will continue to be dependent principally upon, the acquisition and opening of new stores and increased net sales volume and profitability from the Company's existing stores. From the beginning of fiscal 1997 through May 7, 1997, the Company added 221 net new stores, including a total of 136 stores acquired in January and April 1997. Because recent acquisitions by the Company included the two largest gold jewelry kiosk store operators other than the Company and the Company is not aware of any other operators that own more than 20 gold jewelry kiosks, the Company does not expect to maintain the rate of recent store acquisitions. Accordingly, the rate of the Company's net sales growth is likely to moderate beginning in fiscal 1998 and moderate further in fiscal 1999. In fiscal 1996 and fiscal 1997, the Company opened an aggregate of 167 new stores, excluding acquisitions. The Company plans to open approximately 60 to 70 new stores in fiscal 1998 and approximately 70 to 90 new stores in fiscal 1999 (excluding any acquisitions), and to close an aggregate of approximately 20 stores during that two-year period. However, the rate of new store openings and the ability to operate these stores profitably is subject to various contingencies, many of which are beyond the Company's control. These contingencies include the Company's ability to secure suitable store sites on a timely basis and on satisfactory terms, the Company's ability to hire, train and retain qualified personnel, the availability of adequate capital resources and the successful integration of new stores into existing operations. In addition, there is a limited number of malls in the United States in which the Company's stores can be located and the rate of construction of new malls has significantly slowed in recent years. There is no assurance that suitable sites will be available for new stores or that the new stores will be successfully opened and integrated. The rate of the Company's expansion and net sales growth may also be adversely affected to the extent that an independent store operator that is a licensee of the Company exercises its right to purchase any or all of the Company's stores in Florida. In fiscal 1997, the Company's stores in Florida generated aggregate net sales of $12.5 million. See "Business -- Properties" and
Note 14 of Notes to Consolidated Financial Statements.

     Moreover, the stores recently acquired or newly opened by the Company have generally not generated net sales or store contribution at the levels generated by the Company's other stores. The Company expects that a significant amount of its growth will be generated by increasing the net sales volume and store contribution of the recently acquired and newly opened stores. There is no assurance that the Company will be able to enhance the net sales levels and store contribution of the recently acquired or newly opened stores. The costs associated with acquiring, assimilating and opening new stores have in the past and may in the future adversely affect the Company's profitability. Additionally, acquiring or opening new stores in malls or markets where the Company has existing stores may have the effect of cannibalizing sales from those existing stores. Because the large number of recently acquired and newly opened stores, which generally have lower net sales volumes than the Company's other stores, will be entering into the base for the computation of comparable store information during the current and future fiscal years, average net sales per comparable store and average comparable store net sales per square foot may decrease in the future, even if the Company experiences increases in total and comparable store net sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Expansion Strategy."

ABILITY TO MANAGE GROWTH

     The Company's significant recent growth and the expected future growth have resulted in new and increased responsibilities for management personnel, have placed and continue to place a significant demand upon the Company's management, operating and financial systems and resources, and have increased the Company's inventory levels. In order to compete effectively and manage this growth, the Company will be required to continue to implement and improve management information systems, procedures and controls on a timely basis and in such a manner as is necessary to accommodate the increased number of transactions and customers and the increased size of the Company's operations. In this regard, there is no assurance that the Company will be able to implement successfully its planned new management information systems or to otherwise successfully manage the increased size of its operations. In particular, as a result of its recent growth, the Company's operational capacity will be strained in its third fiscal quarter which includes the holiday selling season. See
"Business -- Management Information Systems." Management of growth will also require that the Company continuously expand, train, motivate and manage its work force. These demands will require the addition of new management personnel. Competition for qualified personnel is intense and employee turnover in the retail industry has generally been high. Accordingly, there is no assurance that the Company will be successful in attracting and retaining such personnel. Furthermore, there is no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. Any failure to implement successfully and improve the Company's operating, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's results of operations and financial condition. See "Business."

SEASONALITY AND EXPECTED QUARTERLY LOSSES

     The Company's business is highly seasonal. The Company has generally experienced relatively lower net sales and lower net income or net losses in each of the first, second and fourth quarters of each fiscal year, and the Company expects this trend to continue for the foreseeable future. During the last two fiscal years, the Company's third quarter (ending December 31) has, on average, accounted for 40% of the Company's annual net sales, 97% of its annual income from operations and 102% of its annual net income. During the last two fiscal years, the month of December, on average, has accounted for approximately 26% of the Company's annual net sales and 103% of its annual income from operations. Any substantial decrease in third fiscal quarter net sales, and, in particular, December sales, would have a material adverse effect on the Company's profitability for the entire fiscal year. The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including the amount and timing of acquisitions and new store openings, the integration of recently acquired and newly opened stores into the operations of the Company, the timing of promotions, fluctuations in the price of gold, and changes in national and regional economic conditions. For example, earnings from operations in the first, second and fourth quarters of fiscal 1997 were adversely affected by the integration and assimilation of 331 stores opened or acquired during fiscal 1996 and fiscal 1997. This was due primarily to the relatively fixed nature of rent and other occupancy costs and selling, general and administrative costs associated with the recently acquired and newly opened stores, which had a significant adverse impact on these lower net sales volume quarters.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality" and "-- Quarterly Data."

GOLD PRICES

     The Company and the gold jewelry industry in general are affected by fluctuations in the price of gold. The Company sets retail prices for its gold merchandise based on the price the Company paid suppliers for the merchandise, and generally does not reprice items based on normal fluctuations in the price of gold. As a result, there may be an adverse effect on the Company's gross profit margin if the price of gold either increases or decreases. For example, gross profit margins may narrow if the price of gold increases after the retail price of merchandise is established, as the Company's cost of goods would increase; conversely, gross profit margins may also narrow if the price of gold decreases substantially, as the Company may have to reduce retail prices after the merchandise is purchased from suppliers, in order for its merchandise to remain competitively priced. In addition, the Company's results of operations may be adversely affected during periods of extreme volatility in the price of gold since some customers may elect to defer purchases until the price of gold has become relatively stable. Consequently, the Company's results of operations could be adversely affected by significant increases, decreases or volatility in the price of gold. The Company does not engage, and currently has no plans to engage, in hedging transactions to protect against fluctuations in the market value of the gold or to lock in prices for future purchases.

     During the last two fiscal years, on average approximately 27% of the gold content of the Company's merchandise was owned by the Company. The gold content of merchandise owned by the Company is carried on its balance sheet at the lower of cost or market, on a first-in, first-out basis. A decrease in the market price of gold below the Company's cost would require the Company to reduce the carrying value of the gold owned by it and recognize a charge against earnings in the period in which the change in market price occurs.

     The remaining approximately 73% of the gold content of the Company's merchandise is generally subject to gold consignment arrangements, the principal benefit of which is to allow the Company to finance its gold merchandise at rates that are less than its traditional bank borrowing rates. The consigned gold is not included in inventory on the Company's balance sheet, and there is no related liability recorded. Under the consignment arrangements, the Company sells to a consignor the gold content of merchandise that the Company owns and simultaneously has the gold consigned to the Company. Title to consigned gold, which is contained in the gold jewelry, remains with the consignor until the Company repurchases the gold or substitutes other gold for it. The jewelry containing the consigned gold is commingled with the gold jewelry owned by the Company and the risk of loss or damage to the gold is borne by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company's obligation to the consignors is denominated in gold ounces and is based on the price of gold at the time of the sale of consigned gold contained in merchandise sold to the Company's customers. As a result, a change in the price of gold will affect the dollar value of the Company's obligation to the consignors. From time to time, the Company changes the number and percentage of gold ounces which it consigns as part of its regular cash management program. If the Company reduces the number of gold ounces which it has consigned, it may decrease the Company's gross profit margin if the price of gold decreases below the price of gold at the time of consignment. If the Company increases the number of gold ounces which it has consigned, it may decrease the Company's gross profit margin if the price of gold increases above the price of gold at the time of consignment. Additionally, as gold prices change, assuming the number of ounces consigned remains constant, fees payable by the Company for the consignment arrangements will change in proportion to the change in the market value of gold, as the fees are based on the dollar value of the gold consigned. Therefore, if the price of gold increases, the Company's interest expense per ounce of consigned gold would increase. In addition, the Company may have to increase the amount of letters of credit that secure its obligations to the gold consignors, thereby reducing the amount available under its line of credit with its primary lender. The Company currently maintains consignment agreements with two consignors.

One such agreement can be terminated by either party upon 30 days notice and the other can be terminated by either party upon 45 days notice. There is no assurance that, if the Company's present consignment arrangements were terminated, the Company could enter into suitable consignment arrangements. A failure by the Company to maintain its present consignment arrangements or enter into suitable consignment arrangements with other parties could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

     The retail jewelry business is highly competitive. The Company competes with national and regional jewelry chains, department stores, local independently owned jewelry stores and chains, catalog showrooms, discounters, direct mail suppliers and televised home shopping networks. Certain of the Company's competitors have significantly greater financial and other resources than the Company. The retailing business is affected by changes in consumer taste, demographic trends and the type, number and location of competing stores. The Company also believes that it competes for store locations and for consumers' discretionary spending dollars with retailers that offer merchandise other than jewelry. The foregoing competitive conditions may adversely affect the Company's results of operations and financial condition. See
"Business -- Competition."

SENSITIVITY TO GENERAL ECONOMIC CONDITIONS; IMPACT OF CONSUMER SPENDING

     Jewelry purchases are discretionary for consumers and, as a result, are likely to be particularly affected by adverse trends in the national economy or in one or more regional economies. The success of the Company's operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income, such as employment, business conditions, interest rates and taxation, as well as trends with respect to mall shopping generally and the ability of mall anchor tenants and other attractions to generate customer traffic in the vicinity of the Company's stores. There is no assurance that consumer spending will not be adversely affected by national and regional economic conditions, thereby negatively impacting the Company's results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the performance of its senior management team, including Richard H. Penske, the Company's Chief Executive Officer and Chairman of the Board, and John F. Eureyecko, the Company's President and Chief Operating Officer. The loss of any of the Company's existing key personnel or the inability to attract and retain such key employees in the future could have a material adverse effect on the Company's results of operations and financial condition. See "Management."

CONTROL OF COMPANY; ANTI-TAKEOVER PROVISIONS

     After this offering, Mr. Penske is expected to own approximately 39.2% of the outstanding Common Stock and all Named Officers (as defined below under "Management -- Executive Compensation") and directors as a group are expected to own approximately 43.4% of the outstanding Common Stock. As a result, Mr. Penske is likely to continue to have effective control over the outcome of substantially all issues submitted to the Company's stockholders, including the election of all of the Company's directors. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale." The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that such person became an "interested stockholder" unless the business combination is approved in a prescribed manner and in certain other specified circumstances. These provisions, together with other provisions in the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated By-laws (the "By-laws") described below, may have the effect of discouraging acquisition bids for the Company by persons unrelated to certain existing stockholders. The effect of Mr. Penske's stock ownership and these provisions may be to limit the price that investors might be willing to pay in the future for shares of the Common Stock or prevent or delay a merger, takeover, or other change in control of the Company and thus discourage attempts to acquire the Company. The Company's Board of Directors has the authority to issue up to 3,000,000 shares of Preferred Stock and to determine the designations, preferences, and relative, participating, optional and other special rights, or qualifications, limitations or restrictions of those shares without any future vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue any shares of Preferred Stock. The Certificate of Incorporation and By-laws contain other provisions, such as provisions dividing the Board of Directors into three classes serving staggered three-year terms, provisions permitting only the Company's Chief Executive Officer or Board of Directors to call special meetings of stockholders and notice requirements for stockholder proposals and director nominations, all of which may have the further effect of making it more difficult for a third party to gain control of or to acquire the Company. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions."

GOVERNMENT REGULATION

     To the Company's knowledge, no jurisdiction in which the Company operates or in which it currently anticipates operating, other than the State of Oregon, regulates ear piercing services. The legislation enacted in Oregon, in which the Company operates one store, requires the Company, and any of its employees administering ear piercing services in stores in Oregon, to be licensed by the State. The Oregon legislation also deems piercing of the ear through anywhere but the lobe to be body piercing, which is subject to additional restrictions, including that it must be performed in a separate room. Accordingly, the Company limits its ear piercing to the ear lobe in Oregon. The Company is aware of legislation to regulate ear piercing establishments pending in approximately 31 jurisdictions, including legislation in the States of Maryland and Massachusetts where the Company currently has 32 stores and 29 stores, respectively. The proposed Maryland legislation would subject ear piercing through other than the lobe to restrictions similar to those imposed by the Oregon legislation. The proposed Massachusetts legislation directs regulators to develop procedures applicable to body piercing, which the proposed legislation currently defines to exclude the ear lobe, but to include all other parts of the ear. Generally, however, pending legislation proposes requiring the consent of a parent or guardian in order to pierce the ears of a minor (which the Company requires even in the absence of legislation), the posting of certain notices, and the obtaining of certain registrations and licenses, but does not require special procedures for piercing portions of the ear other than the lobe. There is no assurance that existing or pending legislation will not be modified in such a manner as to restrict or prohibit the Company's ear piercing activities or that other governmental bodies will not enact legislation that would adversely affect the Company's ear piercing or other activities. See "Business -- Government Regulation."

POSSIBLE VOLATILITY OF STOCK PRICE

     The stock market has, from time to time, experienced extreme price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. The price of the Company's Common Stock has in the past and may in the future fluctuate substantially in response to quarterly variations in the Company's operating results, announcements by the Company, the failure of the Company's results of operations to meet the estimates published by securities analysts, or other developments affecting the Company, as well as in response to developments relating to its competitors, the jewelry business and retailing generally and to general economic and other external factors.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of this offering, the Company will have 5,927,094 shares of Common Stock outstanding (6,024,594 shares if the Underwriters' over-allotment option is exercised in full), assuming no exercise of options after the date of this Prospectus. Substantially all of these shares will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), or may currently be sold in accordance with Rule 144 under the Securities Act ("Rule 144"). In addition, the Company has registered or intends to register on registration statements on Form S-8 a total of 920,330 shares of Common Stock reserved for issuance under the Company's 1994 Stock Option Plan, the Company's 1994 Restricted Stock Plan and the Company's 1995 Employee Stock Purchase Plan, of which an aggregate of 260,020 shares had been issued as of the date of this Prospectus. The remaining 660,310 shares, when and if issued, would be freely tradeable (unless acquired by an affiliate of the Company, in which case they would be subject to volume and other limitations under Rule 144). The Company and each of the Company's executive officers, directors and key personnel listed under "Management -- Executive Officers, Directors and Key Employees" have entered into lock-up agreements with the Underwriters pursuant to which they have agreed, subject to an exception for the sale of up to an aggregate of 30,000 shares and certain other limited exceptions, not to sell, contract to sell, offer to sell or otherwise dispose of any shares of Common Stock owned or controlled by them for a period of 180 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company. However, Robertson, Stephens & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Upon expiration or early termination of the lock-up period, these shares will be eligible for immediate sale, subject, in the case of affiliates, to volume and other limitations under Rule 144. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 650,000 shares of Common Stock offered by the Company hereby are estimated to be $16.3 million ($18.8 million if the Underwriters' over-allotment option is exercised in full) assuming a public offering price of $27.125 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company expects to use the net proceeds to the Company to repay indebtedness outstanding ($33.4 million as of April 30, 1997) under its revolving credit facility obtained in March 1997. Amounts borrowed under the facility generally accrue interest at the higher of (i) the prime rate of the Company's primary lender minus 100 basis points (7.5% at March 31, 1997) or (ii) a rate based on overnight federal funds transactions with Federal Reserve System members plus 50 basis points (5.9% at March 31, 1997); however, the Company may elect to have all or any portion of the outstanding balance under the facility accrue interest at a rate based on one, two, three or six month LIBOR plus 110 basis points (6.79% at March 31, 1997 for a one month maturity), subject to certain restrictions. The facility matures on July 31, 2000. Approximately $16.0 million of the indebtedness to be retired was incurred to finance acquisitions by the Company and the remainder was incurred primarily to fund internal expansion. To the extent that the proceeds of this offering are used to reduce indebtedness under the facility, the amount available for borrowing under the facility will be increased. Future borrowings may be made under the facility for working capital and to finance expansion through new store openings and acquisitions, although the Company is not currently in negotiations with respect to any such acquisition. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."


                                DIVIDEND POLICY

     The Company currently intends to retain any future earnings to fund operations and continued development of its business and, therefore, does not anticipate paying cash dividends on the Common Stock for the foreseeable future. The payment of dividends is at the discretion of the Company's Board of Directors and will be based upon the earnings, capital requirements and the operating and financial condition of the Company, among other factors, at the time such dividends are considered. There are currently no restrictions on the use of retained earnings for the distribution of dividends, as long as the Company is not, or the making of such distribution would not cause the Company to be, in default under its existing credit facility. The Company has not paid any dividends since the beginning of fiscal 1996.

                          PRICE RANGE OF COMMON STOCK


     The Common Stock is traded on the Nasdaq National Market under the symbol "PGDA." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share for the Common Stock, as reported by Nasdaq for fiscal 1996, fiscal 1997 and fiscal 1998 (through May 21, 1997):



                                                                            HIGH     LOW
                                                                           ------   ------
    FISCAL 1996

      First Quarter......................................................  $10.63   $ 7.63
      Second Quarter.....................................................   14.88    10.25
      Third Quarter......................................................   18.50    13.75
      Fourth Quarter.....................................................   18.50    12.75

    FISCAL 1997

      First Quarter......................................................  $18.75   $13.25
      Second Quarter.....................................................   22.25    17.00
      Third Quarter......................................................   24.25    20.00
      Fourth Quarter.....................................................   26.63    21.00

    FISCAL 1998

      First Quarter (through May 21, 1997)...............................  $28.00   $24.00



     As of May 21, 1997, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $27.125 per share. As of such date, there were approximately 128 holders of record of the Common Stock, and the Company believes that there were in excess of 1,600 beneficial holders of the Common Stock.

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of Piercing Pagoda as of March 31, 1997 and as adjusted to reflect the receipt of the estimated net proceeds from the issuance and sale of the 650,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $27.125 per share and the application of the net proceeds therefrom as described under "Use of Proceeds."



                                                                          AS OF MARCH 31, 1997
                                                                          ---------------------
                                                                          ACTUAL    AS ADJUSTED
                                                                          -------   -----------
                                                                             (In thousands)
Long-term debt, less current installments (1)...........................  $26,690     $10,353
Stockholders' equity:
  Preferred stock, $.01 par value, 3,000,000 shares authorized; none
     issued and outstanding.............................................       --          --
  Common stock, $.01 par value, 15,000,000 shares authorized; 5,273,994 shares issued and outstanding; 5,923,994 shares issued and
     outstanding as adjusted(2).........................................       53          60
  Additional paid-in capital............................................   22,588      38,918
  Retained earnings.....................................................   14,881      14,881
                                                                          -------     -------
          Total stockholders' equity....................................   37,522      53,859
                                                                          -------     -------
               Total capitalization.....................................  $64,212     $64,212
                                                                          =======     =======


------------

(1) See Note 7 of Notes to Consolidated Financial Statements.

(2) Excludes 394,750 shares issuable pursuant to options to purchase Common Stock which were outstanding as of March 31, 1997. See "Management -- 1994 Stock Option Plan."

                     SELECTED FINANCIAL AND OPERATING DATA

     The selected financial data for the five years ended March 31, 1997 (except for the selected operating data and pro forma data) were derived from Consolidated Financial Statements that have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Prospectus.

                                                                  FISCAL YEAR ENDED MARCH 31,
                                                    --------------------------------------------------------
                                                      1993        1994        1995        1996        1997
                                                    --------    --------    --------    --------    --------
                                                     (In thousands, except per share and selected operating
                                                                             data)
INCOME STATEMENT DATA:
  Net sales.......................................  $ 58,725    $ 68,922    $ 86,076    $121,581    $166,885
  Cost of goods sold and occupancy expenses
    (excluding depreciation on kiosks)............    31,766      37,961      48,069      67,440      92,308
                                                    --------    --------    --------    --------    --------
  Gross profit....................................    26,959      30,961      38,007      54,141      74,577
  Selling, general and administrative expenses
    (including depreciation on kiosks)............    22,706      25,122      30,007      43,887      60,845
  Restricted stock compensation bonus(1)..........        --         390          --          --          --
                                                    --------    --------    --------    --------    --------
  Income from operations..........................     4,253       5,449       8,000      10,254      13,732
  Interest and other income.......................       228         370         307         282         386
  Interest expense................................     1,498       1,464       1,427       1,306       2,208
                                                    --------    --------    --------    --------    --------
  Earnings before income taxes....................     2,983       4,355       6,880       9,230      11,910
  Income tax expense(2)...........................       112         121       3,352       3,553       4,372
                                                    --------    --------    --------    --------    --------
  Net income(2)...................................     2,871       4,234       3,528       5,677       7,538
                                                    =========   =========   =========   =========   =========
  Earnings per share..............................                                      $   1.07    $   1.40
  Weighted average shares outstanding.............                                         5,325       5,389
PRO FORMA DATA:
  Pro forma net income(2).........................                 2,624       4,156
  Pro forma net income per share(2)(3)............              $   0.67    $   0.91
  Pro forma weighted average shares
    outstanding(3)................................                 3,895       4,558
SELECTED OPERATING DATA:
  Number of stores at beginning of period.........       285         279         295         366         513
  Stores added (net of closures and sales)........        (6)         16          71         147         169
                                                    --------    --------    --------    --------    --------
  Stores at end of period.........................       279         295         366         513         682
                                                    =========   =========   =========   =========   =========
  Average jewelry units sold per comparable store
    (rounded)(4)..................................     8,300       9,500      10,800      11,600      12,000
  Average net sales per comparable store(5).......  $208,000    $240,000    $266,000    $295,000    $303,000
  Average comparable store net sales per square
    foot(6).......................................  $  1,333    $  1,544    $  1,652    $  1,821    $  1,848
  Average comparable store square footage(6)......       153         153         161         162         164
  Percentage increase in comparable store net
    sales(7)......................................      14.2%       13.8%        9.8%       12.4%        7.6%

                                                                           MARCH 31,
                                                    --------------------------------------------------------
                                                      1993        1994        1995        1996        1997
                                                    --------    --------    --------    --------    --------
                                                                         (In thousands)
BALANCE SHEET DATA:
  Working capital.................................  $  2,908    $  3,464    $ 13,556    $ 15,948    $ 40,649
  Inventory.......................................    11,378      12,413      15,128      25,390      43,109
  Total assets....................................    24,062      26,749      32,122      47,906      79,741
  Current installments of long-term debt..........     6,216       5,693          --       5,910         234
  Long-term debt, less current installments.......     6,104      10,628          --       2,350      26,690
  Stockholders' equity............................     6,636       2,335      23,862      29,579      37,522

------------

(1) The restricted stock compensation bonus in fiscal 1994 was due to the Company granting a bonus to seven employees and directors equal to approximately $1.78 for each share purchased by such employees and directors under the Company's 1994 Restricted Stock Plan. The bonuses were used by the recipients to pay a portion of the purchase price for the shares purchased. The Company has not since and does not anticipate granting similar bonuses in the future.

(2) For fiscal years 1993 and 1994 the Company was an "S" corporation for federal and certain state income tax purposes and, accordingly, was subject only to limited corporate income taxes. For fiscal 1995, income tax expense includes the state tax expense for certain states in which the Company did not elect "S" corporation status prior to the initial public offering in October 1994, a one-time deferred tax charge for conversion from "S" corporation to "C" corporation status for federal and certain state purposes, and the current and deferred taxes applicable to the Company's income as a "C" corporation for the period after the initial public offering. Due to the allocation method utilized for tax return purposes, tax expense for the post offering period includes taxes payable to taxing authorities and payments to certain of the Company's stockholders pursuant to a tax indemnification agreement between the Company and such stockholders. See Notes to Consolidated Financial Statements.

(3) Pro forma net income per share has been computed by dividing pro forma net income by the weighted average number of common shares and common share equivalents outstanding during fiscal 1994 and fiscal 1995, as adjusted to give effect at all times to the sale or other issuance of shares during March and June of fiscal 1994. See Note 1 of Notes to Consolidated Financial Statements.

(4) Fiscal 1995, fiscal 1996 and fiscal 1997 reflect average jewelry units sold per comparable store based on 260, 283 and 355 comparable stores, respectively, which represent the number of all stores open at the end of such fiscal year which were also open as of the beginning of the preceding year. Average jewelry units sold per store in fiscal 1993 and fiscal 1994 is calculated by dividing the total jewelry units sold by the Company's stores during the period by the average of the total beginning and ending number of stores and is rounded to the nearest hundred. Due to the significant number of new store openings in the last three fiscal years, the Company believes comparable store data is a more meaningful measure of the growth in unit sales at its stores than total store data.

(5) Average net sales per comparable store is calculated based on the net sales of all stores open as of the beginning of the preceding fiscal year divided by the number of such stores.

(6) Fiscal 1995, fiscal 1996 and fiscal 1997 reflect average net sales per square foot for comparable stores (those stores open at the end of the respective fiscal year which were also open as of the beginning of the preceding fiscal year) based on the approximate average square footage per comparable store of 161, 162 and 164 square feet, respectively. Average net sales per square foot in fiscal 1993 and fiscal 1994 is based on the average net sales per store divided by 153, the approximate average square footage for all stores during both periods. Average net sales per store in fiscal 1993 and fiscal 1994 is based on the net sales, less wholesale sales, divided by the average of the total beginning and ending number of stores per period. Due to the significant number of larger, new store openings in the latest three fiscal years, the Company believes comparable store data is a more meaningful measure of the growth in sales per square foot at its stores than total store data.

(7) Comparable store net sales data are calculated based on the change in net sales of all stores open as of the beginning of the preceding fiscal year.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. A number of the matters and subject areas discussed in the following "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the "Business" section and elsewhere in this Prospectus are not limited to historical or current facts and deal with potential future circumstances and developments. Prospective investors are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," and similar expressions, are only predictions and that actual events or results may differ materially.

OVERVIEW

     Founded in 1973 as a successor to a company that opened its first store in 1972, Piercing Pagoda operated 710 kiosk stores and 24 in-line stores in regional malls in 43 states and Puerto Rico as of May 7, 1997. Prior to fiscal 1996, the Company expanded primarily through new store openings. Since the beginning of fiscal 1996 through May 7, 1997, the Company has acquired an aggregate of 204 stores. In fiscal 1996, the Company acquired 51 kiosks and 17 in-line stores previously operated by Earring Tree, Inc., which was then in bankruptcy (the "Earring Tree Acquisition"). In January 1997 and April 1997, the Company solidified its position as the largest operator of gold jewelry kiosk stores by acquiring 93 and 43 kiosk stores, respectively, from the companies that had been the second and third largest gold jewelry kiosk operators. The stores purchased in both of these acquisitions were generally comparable in size to the Company's other stores and sold similar merchandise. These acquisitions included the leases, kiosks, fixtures and inventory of the acquired stores. The purchase prices paid in connection with the January 1997 acquisition from Gemstone Jewelry, Inc., and a related company (the "Gemstone Acquisition"), and the April 1997 acquisition from The Silver & Gold Trading Company, Inc. (the "Silver & Gold Acquisition"), were approximately $8.0 million and $8.2 million, respectively (subject to certain post-closing adjustments relating primarily to the cost of inventory), of which $6.0 million and $3.3 million, respectively, was paid for inventory at the respective sellers' cost. In addition, the Company agreed to pay $60,000 per year for five years to induce the principal stockholder of each seller to enter into a non-competition agreement. Because these acquisitions included the two largest gold jewelry kiosk store operators other than the Company, the Company does not expect to maintain the rate of recent store acquisitions. Accordingly, the rate of the Company's net sales growth is likely to moderate beginning in fiscal 1998 and moderate further in fiscal 1999.

     The Company plans to increase the net sales and store contribution of the acquired stores to more closely approximate the productivity of the Company's average comparable store ($303,000 in net sales in fiscal 1997) by revising and managing the product mix of the acquired stores to reflect the Company's merchandising strategy, and by retraining sales associates and store management personnel to provide the level of customer service emphasized in the Company's other stores and to improve operational efficiencies. The Company also believes that these acquisitions have the potential over the longer term to increase the Company's profitability by spreading overhead over a significantly larger store base.

     Based on information provided by the respective sellers, the average net sales of the stores acquired in the Gemstone Acquisition for the twelve months ended December 31, 1996 were approximately $205,000, and the average net sales of the stores acquired in the Silver & Gold Acquisition for the twelve months ended January 31, 1997 were approximately $272,000. The Company believes that the Gemstone Acquisition and the Silver & Gold Acquisition provide the Company with many attractive store locations and that the Company's plan to convert the acquired stores to the Company's format and to implement the Company's merchandising strategies will result in increased net sales and profitability in the acquired stores. The Company believes that its substantial experience in opening new stores and recent experience in integrating the stores acquired in the Earring Tree Acquisition will facilitate the integration of the acquired stores. However, there is no assurance that the Company will successfully integrate the acquired stores and failure to do so could have a material adverse effect on the Company's results of operations and financial condition. Because a large number of recently acquired and newly opened stores, which generally have lower net sales volumes than the Company's other stores, will be entering into the base for the computation of comparable store information during the current and future fiscal years, average net sales per comparable store and average comparable store net sales per square foot may decrease in the future, even if the Company experiences increases in total and comparable store net sales.

     The rate of the Company's expansion and net sales growth may also be adversely affected to the extent that an independent store operator that is a licensee of the Company (the "Florida Licensee") exercises its right to purchase any or all of the Company's stores in Florida. See "Business -- Properties" and
Note 14 of Notes to Consolidated Financial Statements. Because the Company sells merchandise to the Florida Licensee and receives a royalty from it, the Company does not believe that its net income is likely to be materially adversely affected by any such purchases.

     As part of its ongoing operations, the Company continually evaluates the performance of its stores and the malls in which they are located. Since kiosks require a relatively low investment to open and can be moved relatively easily, the Company's expansion philosophy includes closing stores where appropriate and using the kiosks, when possible, to open stores in new locations. During the past three fiscal years, the Company has closed 21 stores and expects to close an aggregate of approximately 20 stores during fiscal 1998 and fiscal 1999.

     Net sales are comprised primarily of sales generated by stores and, to a much lesser extent, wholesale sales (primarily to the Florida Licensee). See "Business -- Properties." Cost of goods sold and occupancy expenses include the cost of merchandise, rent and other occupancy expenses and the cost of preparing merchandise for sale. Selling, general and administrative expenses include store and supervisory payroll, corporate overhead and non-occupancy store expenses, including depreciation on kiosks.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain selected income statement data expressed as a percentage of net sales:

                                                                            FISCAL YEAR ENDED
                                                                                MARCH 31,
                                                                          ---------------------
                                                                          1995    1996    1997
                                                                          -----   -----   -----
Net sales...............................................................  100.0%  100.0%  100.0%
Cost of goods sold and occupancy expenses (excluding depreciation on
  kiosks)...............................................................   55.8    55.5    55.3
                                                                          -----   -----   -----
Gross profit............................................................   44.2    44.5    44.7
Selling, general and administrative expenses (including depreciation on
  kiosks)...............................................................   34.9    36.1    36.5
                                                                          -----   -----   -----
Income from operations..................................................    9.3     8.4     8.2
Interest and other income...............................................    0.4     0.2     0.2
Interest expense........................................................    1.7     1.1     1.3
                                                                          -----   -----   -----
Earnings before income taxes............................................    8.0     7.6     7.1
Income taxes............................................................    3.9     2.9     2.6
                                                                          -----   -----   -----
Net income..............................................................    4.1%    4.7%    4.5%
                                                                          =====   =====   =====
Pro forma net income (1)................................................    4.8%
                                                                          =====

------------

(1) Income tax expense in fiscal 1995 includes certain amounts relating to the Company's conversion from an "S" corporation to a "C" corporation. See Notes to Consolidated Financial Statements. In fiscal 1996 and fiscal 1997, the Company was taxed as a "C" corporation in all jurisdictions. Pro forma net income is computed as if the Company were subject to federal and all applicable state corporate income taxes.

COMPARISON OF FISCAL 1997 AND FISCAL 1996

  Net Sales

     Net sales increased $45.3 million, or 37.3%, to $166.9 million in fiscal 1997 from $121.6 million in fiscal 1996. This increase was due primarily to net sales generated by new stores opened or acquired by the Company and to a $7.6 million, or 7.6%, increase in comparable store net sales. At March 31, 1997, the Company operated 682 stores compared to 513 stores at March 31, 1996. The average jewelry units sold per comparable store increased 3.5%, to 12,000 in fiscal 1997 from 11,600 in fiscal 1996 partially due to an increase in the number of promotional events at the Company's stores versus the prior year. The average price per jewelry unit sold for all the Company's stores also increased modestly by $0.33, or 1.4%, to $24.48 in fiscal 1997 from $24.15 in fiscal 1996. Wholesale sales (primarily to the Florida Licensee) increased 42.1% to $2.7 million in fiscal 1997 from $1.9 million in fiscal 1996 to support the increased retail sales of the Florida Licensee including sales at one additional location purchased from the Company during fiscal 1997.

  Gross Profit

     Gross profit increased $20.5 million, or 37.9%, to $74.6 million in fiscal 1997 from $54.1 million in fiscal 1996 while gross profit margin increased slightly to 44.7% in fiscal 1997 from 44.5% in fiscal 1996. Gross profit margin increased due to higher mark-ups associated with lower costs of merchandise during the period, offset by an increase in promotional events held by the Company during fiscal 1997 versus fiscal 1996. The remaining improvement in gross margin primarily reflects an improvement in rent and other occupancy expenses as a percentage of net sales, reflecting the leverage of a larger sales base.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $17.0 million, or 38.7%, to $60.9 million in fiscal 1997 from $43.9 million in fiscal 1996. As a percentage of net sales, selling, general and administrative expenses increased to 36.5% in fiscal 1997 from 36.1% in fiscal 1996. The increase in selling, general and administrative expense as a percentage of net sales primarily reflects higher expenses associated with new stores opened and acquired by the Company. Depreciation and amortization expense increased 38.5% to $3.6 million in fiscal 1997 from $2.6 million in fiscal 1996 due primarily to capital expenditures for new stores and the upgrading of kiosks in existing locations.

  Interest Expense

     Interest expense increased $902,000, or 69.4%, to $2.2 million in fiscal 1997 from $1.3 million in fiscal 1996, and as a percentage of net sales, increased to 1.3% in fiscal 1997 from 1.1% in fiscal 1996. The increase in interest expense, which includes interest paid on bank borrowings, fees paid for letters of credit as part of the Company's gold consignment program and gold consignment fees, primarily reflects an increase in the Company's total average borrowings under the Company's revolving line of credit and an increase in the number of ounces consigned under the Company's gold consignment program. In addition, $2.9 million of long-term debt related to the Company's fiscal 1996 expansion of its corporate headquarters and distribution center was outstanding for substantially all of fiscal 1997.

  Income Tax Expense

     Income tax expense increased $819,000 to $4.4 million in fiscal 1997 from $3.6 million in fiscal 1996. As a percentage of earnings before income taxes, income tax expense decreased to 36.7% in fiscal 1997 from 38.5% in fiscal 1996. The increase in income tax expense is due to the increase in the Company's earnings before income taxes. The decrease in income taxes as a percentage of earnings before income taxes reflects the full year effect of certain tax planning strategies implemented during fiscal 1996.

  Net Income

     As a result of the foregoing, the Company's net income increased $1.8 million, or 31.6%, to $7.5 million in fiscal 1997 from $5.7 million in fiscal 1996.

COMPARISON OF FISCAL 1996 AND FISCAL 1995

  Net Sales

     Net sales increased $35.5 million, or 41.2%, to $121.6 million in fiscal 1996 from $86.1 million in fiscal 1995. This increase was due primarily to an increase in the number of stores open in fiscal 1996 as compared to fiscal 1995 and to a $9.2 million, or 12.4%, increase in comparable store net sales. At March 31, 1996, the Company was operating 513 stores versus 366 at the end of the prior fiscal year. The average jewelry units sold per comparable store increased 7.4%, to 11,600 in fiscal 1996 from 10,800 in fiscal 1995. The average price per jewelry unit sold for all of the Company's stores increased modestly by $0.85, or 3.6%, to $24.15 in fiscal 1996 from $23.30 in fiscal 1995.
Wholesale sales (primarily to the Florida Licensee) increased 26.7% to $1.9 million in fiscal 1996 from $1.5 million in fiscal 1995 to support the increased retail sales of the Florida Licensee, including sales at one additional location purchased from the Company in the fourth quarter of fiscal 1995.

  Gross Profit

     Gross profit increased $16.1 million, or 42.4%, to $54.1 million in fiscal 1996 from $38.0 million in fiscal 1995, while gross profit margin increased slightly to 44.5% in fiscal 1996 from 44.2% in fiscal 1995. The gross profit margin increase primarily reflects a slight improvement in rent expense as a percentage of net sales, reflecting the leverage of a larger sales base. Also contributing to the increase in gross margin was a reduction in wholesale sales as a percentage of total net sales of the Company. Wholesale sales provide a lower gross margin than the Company's own retail net sales.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $13.9 million, or 46.3%, to $43.9 million in fiscal 1996 from $30.0 million in fiscal 1995. As a percentage of net sales, selling, general and administrative expenses increased from 34.9% in fiscal 1995 to 36.1% in fiscal 1996. The increase in selling, general and administrative expense as a percentage of net sales primarily reflects higher expenses associated with new store growth, an increase in staffing hours at the Company's stores and an improved incentive package for store personnel implemented in the third quarter of fiscal 1996. Depreciation and amortization expense increased 44.4% to $2.6 million in fiscal 1996 from $1.8 million in fiscal 1995 due primarily to capital expenditures for new stores and the upgrading of kiosks in existing locations.

  Interest Expense

     Interest expense decreased $121,000, or 8.6%, to $1.3 million in fiscal 1996 from $1.4 million in fiscal 1995, and as a percentage of net sales, decreased to 1.1% in fiscal 1996 from 1.7% in fiscal 1995. The decline in interest expense, which includes interest paid on bank borrowings, fees paid for letters of credit as part of the Company's gold consignment program and gold consignment rates, was due primarily to a decrease in the Company's total average borrowings, including a $7.0 million stockholder note payable which was outstanding only during fiscal 1995, and a reduction in the average interest rate charged on the Company's revolving line of credit. These decreases were partially offset by an increase in number of ounces consigned under the Company's gold consignment program.

  Income Tax Expense

     Income tax expense increased $201,000 to $3.6 million in fiscal 1996 from $3.4 million in fiscal 1995. As a percentage of earnings before income taxes, income tax expense decreased to 38.5% in fiscal 1996 from 48.7% in fiscal 1995. The increase in income tax expense is due to the increase in the Company's earnings before income taxes. The decrease in income taxes as a percentage of earnings before income taxes reflects a change in the Company's taxable status which occurred during fiscal 1995. See Note 10 of Notes to Consolidated Financial Statements.

  Net Income

     As a result of the foregoing, the Company's net income increased $2.2 million or 62.9% to $5.7 million in fiscal 1996 from $3.5 million in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary ongoing short-term capital requirements have been to fund an increase in inventory and to fund capital expenditures and working capital (mostly inventory) for new and acquired stores. The Company's long-term liquidity requirements relate principally to the maturity of its long-term debt in July of 2000, operating lease commitments and store expansion. The Company's primary sources of liquidity have been funds provided from operations, a gold consignment program and bank borrowings. The Company had working capital of $40.6 million and $15.9 million at the end of fiscal 1997 and fiscal 1996, respectively. See "-- Seasonality."

     Net cash provided by operating activities was $460,000 in fiscal 1997, while net cash used in operating activities amounted to $850,000 in fiscal 1996. Net cash provided by operating activities in fiscal 1997 primarily reflects net earnings plus depreciation, partially offset by increases in working capital requirements, including increases in inventory to support new and acquired store growth. Net cash used in operating activities in fiscal 1996 primarily reflects increases in inventory to support growth in new and acquired stores, partially offset by increases in net earnings and depreciation.

     Net cash used in investing activities was $17.1 million and $7.7 million in fiscal 1997 and fiscal 1996, respectively. These amounts reflect $9.7 million and $7.2 million of capital expenditures related to new and acquired store expansion and the Company's investment in management information systems in fiscal 1997 and fiscal 1996, respectively. Additionally, in fiscal 1997, the Company paid $8.0 million for the acquisition of 93 locations in the Gemstone Acquisition. In fiscal 1996, the Company acquired 68 store locations in the Earring Tree Acquisition for approximately $1.2 million.

     Net cash provided by financing activities was $18.9 million in fiscal 1997 and $8.1 million in fiscal 1996. Net cash provided by financing activities in fiscal 1997 primarily reflects an increase of $18.5 million under the Company's revolving line of credit and $400,000 of long-term industrial development authority financing. Net cash provided by financing activities in fiscal 1996 reflects an increase of $5.7 million in borrowings under the Company's revolving line of credit and $2.5 million of long-term industrial development authority financing.

     During fiscal 1997, the Company renegotiated its existing unsecured revolving line of credit with its primary lender acting as agent for a syndicate of banks. The new facility, which expires July 31, 2000, provides for maximum borrowings of $75 million through a combination of cash advances (which may not exceed $45 million) and letters of credit (which may not exceed $55 million) to support the Company's gold consignment financing program. Amounts borrowed under the facility generally accrue interest at the higher of (i) the prime rate of the Company's primary lender minus 100 basis points (7.5% at March 31, 1997) or
(ii) a rate based on overnight federal funds transactions with Federal Reserve System members plus 50 basis points (5.9% at March 31, 1997); however, the Company may elect to have all or any portion of the outstanding balance under the facility accrue interest at a rate based on one, two, three or six month LIBOR plus 110 basis points (6.79% at March 31, 1997 for a one month maturity), subject to certain restrictions. Fees are paid on letters of credit based on amounts outstanding at an annual rate of 0.75%. At March 31, 1997, the Company had $19.0 million available for cash borrowings under this revolving credit facility. Letters of credit in the amounts of approximately $31.8 million and approximately $22.0 million were issued at March 31, 1997 and 1996, respectively.

     The loan agreement contains various covenants which, among other things, limit certain corporate acts of the Company such as mergers and acquisitions; require the Company to maintain minimum ratios of indebtedness to equity, current assets to current liabilities and cash flow (as defined) to debt service; place limitations on the Company's ability to incur additional debt or grant security interests in its assets; and restrict the redemption, purchase or retirement of its capital stock.

     The Company utilizes gold consignment arrangements which allow the Company to finance its gold merchandise at rates which are less than its traditional bank borrowing rates. Under the consignment arrangements, the Company generally sells to a consignor the gold content of the merchandise which it owns and simultaneously has the gold consigned back to the Company. The jewelry containing the consigned gold is commingled with the gold jewelry owned by the Company. The Company's obligation to the consignors is based upon the price of gold at the time of the sale by the Company of the consigned gold and, therefore, is subject to fluctuation based on changes in the market value of gold. If the gold ounces in merchandise held for sale by the Company is about to be reduced below the amount of gold consigned, the Company either repurchases the gold from a consignor or purchases additional gold jewelry from suppliers to support the amount of consigned gold. In the event the price of gold at the time of such repurchases or purchases is greater than the price at the time the gold was originally sold to the consignor, the Company's gross profit margin will be decreased. The Company does not engage, and currently has no plans to engage, in hedging transactions to protect against fluctuations in the market value of gold or to lock in prices for future purchases. The Company does, however, manage the amount of gold consigned in relation to its total merchandise available for sale in order to provide the Company with the flexibility to consign or repurchase gold according to seasonal fluctuations in merchandise levels and sales.

     During fiscal 1997 and fiscal 1996, average financing costs under the consignment agreements were approximately 2.45% and 2.31% per annum, respectively, of the market value of the gold held under consignment. Additionally, the current consignment agreements require a letter of credit to support the market value of the gold consigned to the Company. The financing cost to the Company of the consignment program is substantially less than the cost that would have been incurred if the Company financed the purchase of all of its gold requirements with borrowings under its revolving credit facility. The Company's current gold consignment arrangements are terminable by either party upon either 30 or 45 days notice, depending on the consignor. Gold consignment programs are common in the gold jewelry industry and the Company believes that, if the institutions with which it currently has gold consignment agreements were to terminate such agreements, it would have a number of opportunities to establish gold consignment programs with terms similar to its current arrangements.

     During the last two fiscal years, the Company has financed an average of approximately 73% of the gold content of its merchandise under the consignment program. As of March 31, 1997, the amount of gold consigned was 88,300 ounces with a value of $30.7 million versus 54,500 ounces with a value of $21.6 million at March 31, 1996. The consigned gold is not included in inventory on the Company's balance sheet and, therefore, there is no related liability recorded. If the market value of gold increases, assuming the number of ounces consigned remain constant, the financing costs incurred by the Company which are included in interest expense, and the repayment obligations to the consignors under the consignment arrangements, will increase in proportion to the increase in the market value of gold. Additionally, the amount of the letters of credit would need to be increased to support the increased market value of the consigned gold, thereby reducing the amount which might otherwise be available for cash borrowings under the Company's revolving credit facility.

     The Company anticipates capital expenditures in fiscal 1998 to total approximately $8.0 million, of which approximately $3.0 million is related primarily to the construction of new stores and the renovation of existing stores, and approximately $5.0 million is related to the construction of a new warehouse and distribution facility, the implementation of new inventory management and replenishment software, additional computer hardware associated with this software and the upgrading of its financial and accounting systems. The Company currently anticipates opening approximately 60 to 70 new stores in fiscal 1998, excluding any potential acquisitions. Opening a new store generally requires a total investment of approximately $107,000, including approximately $70,000 of inventory (a portion of which is generally financed through consignment arrangements), $30,000 for construction of the kiosk, fixtures, point-of-sale register and other equipment and supplies and $7,000 for pre-opening expenses which are expensed when incurred. The Company believes that the expected net cash provided by operating activities, its gold consignment program, bank borrowings under its revolving line of credit facility and the net proceeds of this offering will be sufficient to fund the Company's currently anticipated capital and liquidity needs.

SEASONALITY

     The Company's business is highly seasonal. Due to the impact of the holiday shopping season, the Company experiences a substantial portion of its total net sales and profitability in its third fiscal quarter (ending December 31st), and during the last two fiscal years, the month of December, on average, has accounted for approximately 26% of the Company's annual net sales and 103% of its annual income from operations. The Company has generally experienced lower net sales in each of the first, second and fourth quarters of each fiscal year, and lower net income or net losses in each of those quarters.

QUARTERLY DATA

     Set forth below is certain summary information with respect to the Company's operations for the most recent eight fiscal quarters:

                                                    FISCAL 1996                                   FISCAL 1997
                                     -----------------------------------------     -----------------------------------------
                                       1ST        2ND        3RD        4TH          1ST        2ND        3RD        4TH
                                     QUARTER    QUARTER    QUARTER    QUARTER      QUARTER    QUARTER    QUARTER    QUARTER
                                     --------   --------   --------   --------     --------   --------   --------   --------
                                                              (In thousands, except per share data)
STATEMENT OF INCOME DATA:
  Net sales........................  $22,375    $23,012    $49,141    $27,053      $30,244    $32,439    $66,339    $37,863
  Gross profit(1)..................    9,295      9,870     23,244     11,732       12,781     13,716     31,880     16,200
  Selling, general and
    administrative expenses(1).....    8,927      9,528     13,491     11,941       12,421     13,477     18,477     16,470
  Income (loss) from operations....      368        342      9,753       (209)         360        239     13,403       (270)
  Net income (loss)................      162         45      5,700       (230)          35       (105)     7,824       (216)
  Earnings (loss) per share........  $  0.03    $  0.01    $  1.07    $ (0.04)     $  0.01    $ (0.02)   $  1.45    $ (0.04)

COMPARABLE STORE NET SALES
  INCREASE.........................     18.0%      13.7%       7.4%      16.7%         5.5%       9.3%       9.2%       7.4%

AS A PERCENTAGE OF NET SALES:
  Gross profit(1)..................     41.5%      42.9%      47.3%      43.4%        42.3%      42.3%      48.1%      42.8%
  Selling, general and
    administrative expenses(1).....     39.9       41.4       27.5       44.1         41.1       41.5       27.9       43.5
  Income (loss) from operations....      1.6        1.5       19.8       (0.8)         1.2        0.7       20.2       (0.7)
  Net income (loss)................      0.7        0.2       11.6       (0.9)         0.1       (0.3)      11.8       (0.6)

------------

(1) Gross profit excludes depreciation on kiosks. Depreciation on kiosks is included in selling, general and administrative expenses. See Note 1 of Notes to Consolidated Financial Statements.

     If for any reason the Company's net sales were below those normally expected for the third fiscal quarter, and, in particular, the month of December, the Company's annual financial results would be materially adversely affected. The seasonality of the Company's business puts a significant demand on working capital resources to provide for a build-up of merchandise for the holiday season. Historically, the Company's working capital requirement is at its lowest level in January, increases steadily through the end of November, when it reaches its highest level, and declines rapidly through the holiday season.

     The Company's results of operations may fluctuate significantly from quarter to quarter as a result of a variety of factors, including fluctuations in the price of gold, the amount and timing of acquisitions and new store openings, the integration of recently acquired and newly opened stores into the operations of the Company, the timing of promotions, fluctuations in the price of gold, and changes in national and regional economic conditions. For example, earnings from operations in the first, second and fourth quarters of fiscal 1997 were adversely affected by the integration and assimilation of 331 stores opened or acquired during fiscal 1996 and fiscal 1997. This was due primarily to the relatively fixed nature of rent and other occupancy costs and selling, general and administrative costs associated with the recently acquired and newly opened stores, which had a significant adverse impact on these lower net sales volume quarters.

INFLATION

     The impact of inflation on the Company's operating results has been moderate in recent years, reflecting the relatively moderate levels of inflation which have been experienced in the United States. The Company's leases for stores typically provide for a percentage rent based on store sales and, therefore, to the extent retail prices increase, there may be an increase in occupancy costs. Generally, the Company prices its gold merchandise based on the price it paid suppliers for the merchandise and does not reprice the items based upon normal fluctuations in the price of gold. While inflation has not had a material impact upon operating results, there can be no assurance that the Company's business will not be affected by inflation in the future.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

     In February, 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share ("SFAS No. 128"). This statement establishes standards for computing and presenting earnings per share ("EPS") and simplifies the standards for computing EPS previously found in APB Opinion No. 15, Earnings per Share. It replaces the presentation of primary earnings per share with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The Company is required to adopt SFAS No. 128 during the quarter ended December 31, 1997. The Company has not completed its evaluation of the potential impact of the new standard on EPS. However, based on equity instruments currently outstanding under existing stock compensations plans, the new standard is not expected to have a material impact on the Company's EPS.

                                    BUSINESS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. A number of the matters and subject areas discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the following "Business" section and elsewhere in this Prospectus are not limited to historical or current facts and deal with potential future circumstances and developments. Prospective investors are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," and similar expressions, are only predictions and that actual events or results may differ materially.

GENERAL

     Piercing Pagoda is the largest retailer of gold jewelry through kiosk stores in the United States. At May 7, 1997, the Company operated 734 stores in 43 states and Puerto Rico, including 710 kiosk stores and 24 in-line stores. The Company offers an extensive selection of popular-priced 14 karat and 10 karat gold chains, bracelets, earrings, charms and rings, as well as a selection of silver jewelry, all in basic styles at everyday low prices. The Company's stores are generally located in high traffic concourses of regional shopping malls and are primarily operated under the names Piercing Pagoda, Plumb Gold and Silver & Gold Connection. The Company's kiosk stores average approximately 165 square feet in size, typically carry approximately 3,300 SKUs, require a low initial investment, can be opened quickly and are easily accessible and visible within malls. During fiscal 1997, the average price of a jewelry item sold by the Company was approximately $24 and average comparable store net sales per square foot were approximately $1,848. The Company believes that its low price points and focused merchandise selection differentiate it from other mall-based jewelry retailers.

INDUSTRY OVERVIEW

     Jewelry is mainly distributed through chain stores, independent jewelry stores, department stores, catalog showrooms and discount stores, as well as through non-store retailers, such as those utilizing direct mail and television home shopping. Traditional jewelry retailers, including mall-based retailers and departments within discount and department stores, generally offer a wide array of jewelry and gift items, such as diamonds and other precious and semi-precious stones, precious metals, watches and giftware. According to data from the World Gold Council's 1996 Annual Report, total retail sales for gold jewelry in the United States in 1996 were approximately $12.3 billion, representing a compound annual growth rate of approximately 5.0% from 1993 to 1996. Unit sales of gold jewelry were approximately 144.8 million in 1996 and have grown at a compound annual rate of 6.5% during the same period. The average price per unit for gold jewelry in 1996 was $85 with a range of $35 per unit for sales through discount stores to $135 per unit for sales through independent jewelers. The fastest growing segment of the gold jewelry industry has been at lower price points. For example, in 1996, discount jewelers, with a 30% share of total industry unit sales at an average price point of $35, have steadily been gaining market share in each of the last seven years, with a 10% increase in dollar sales and a 9% increase in unit sales from 1995. This represented growth rates that were three times higher than those of traditional chain jewelers in 1996, which had a 19% share of total industry unit sales at an average price point of $118.

OPERATING STRATEGIES

     Piercing Pagoda's objective is to maintain its leadership of the gold jewelry kiosk market and increase its penetration in malls throughout the United States while enhancing the profitability of its overall operations. Principal elements of the Company's strategy to achieve this objective are as follows:

     Focused Merchandise Selection. The Company differentiates its merchandise selection from other jewelry retailers by focusing on basic styles of lower-priced 14 karat and 10 karat gold jewelry, comprised primarily of chains, bracelets, earrings, charms and rings. The Company offers an extensive selection within each merchandise category, and its stores typically carry approximately 3,300 SKUs. The average price of a jewelry item sold by the Company in fiscal 1997 was approximately $24.

Approximately 73% of a typical store's merchandise is common to all stores, and the remaining products are selected based upon the characteristics and local preferences of the particular store's customer base.

     Easy-to-Shop Environment. The Company seeks to locate its kiosk stores in high traffic areas of regional malls and emphasizes strong visual presentations of its stores and its merchandise to appeal to both destination customers and impulse shoppers. Each item has a clearly visible price tag that facilitates browsing and comparison shopping while minimizing the need for sales support. The merchandise is displayed on specially designed pads in glass showcases which maximize the number of items shown.

     Competitive Everyday Low Pricing. Piercing Pagoda's pricing policy is to maintain everyday low prices complemented by selective promotions. The Company's goal is to be the value leader in the popular-priced gold jewelry business in the markets that it serves. The Company regularly monitors price levels at its competitors in order to ensure that its prices are competitive and the Company believes that its volume purchasing and established relationships with suppliers contribute to its ability to remain competitive.

     Customer Service. The Company emphasizes providing knowledgeable and responsive customer service to distinguish Piercing Pagoda from its competition and to create customer loyalty. Accordingly, the Company has developed and implemented extensive employee training and incentive programs. The Company believes that its commitment to customer service, along with a lifetime guarantee for its merchandise, its complimentary ear piercing service with the purchase of earrings and its "buy-five-get-one-free" jewelry club, enhance the Company's ability to generate repeat business and to attract new customers.

     Sophisticated Management Information Systems. The Company is committed to maintaining sophisticated management information systems. Currently, the Company utilizes a customized management information system that incorporates point-of-sale computers in its stores with an inventory management and replenishment system. These proprietary systems allow the Company to monitor and control effectively the merchandise at its stores and enable the Company to identify and react promptly to sales trends. Based on the sales data, the Company tailors individual stores' merchandise levels, plans its purchasing in order to benefit from volume purchasing discounts from its suppliers and prioritizes the in-house preparation of merchandise. The Company is presently in the process of upgrading its inventory management and financial and accounting systems to accommodate its growth. The new inventory management software system will utilize Windows NT-based client/server technology and will be modified to replicate certain custom elements of the Company's current system. The new financial and accounting and inventory management systems are expected to be operational in the third quarter of fiscal 1998 and in early fiscal 1999, respectively.

EXPANSION STRATEGY

     Prior to fiscal 1996, the Company expanded primarily through new store openings. The Company solidified its position as the largest operator of gold jewelry kiosk stores in the United States by acquiring 93 stores in January 1997 and 43 stores in April 1997 from companies that had been the second and third largest gold jewelry kiosk store operators. The Company believes that the Gemstone Acquisition and the Silver & Gold Acquisition provide the Company with many attractive store locations and that the Company's plan to convert the acquired stores to the Company's format and to implement the Company's merchandising strategies will result in increased net sales and profitability in the acquired stores. The Company plans to achieve these results by revising and managing the product mix of the acquired stores to reflect the Company's merchandising strategy, and by retraining sales associates and store management personnel to provide the level of customer service emphasized in the Company's other stores and to improve operational efficiencies. Based on information provided by the respective sellers, the average net sales of the stores acquired in the Gemstone Acquisition for the twelve months ended December 31, 1996 were approximately $205,000, and the average net sales of the stores acquired in the Silver & Gold Acquisition for the twelve months ended January 31, 1997 were approximately $272,000. For fiscal 1997, the Company's average net sales per comparable store was $303,000. The Company believes that its substantial experience in opening new stores and recent experience in integrating the stores acquired in the Earring Tree Acquisition will facilitate the integration of the acquired stores. However, there is no assurance that the Company will successfully integrate the acquired stores and failure to do so could have a material adverse effect on the Company's results of operations and financial condition.

     With a total of 734 stores in operation as of May 7, 1997, the Company intends to focus its attention in fiscal 1998 on the assimilation of these recently acquired stores, as well as on increasing the productivity of the 80 net new stores it has opened since the beginning of fiscal 1997. The Company believes that, because the net sales volume and store contribution of the newly acquired stores are generally below those in the Company's comparable store base (currently, stores in operation since April 1995), the Company has an opportunity to increase the net sales volume and store contribution of these stores, as well as to better leverage central infrastructure costs (as adjusted for increases resulting from the acquisitions). However, as the newly acquired stores enter the Company's comparable store base (beginning after fiscal 1999 as to the Gemstone Acquisition and fiscal 2000 as to the Silver & Gold Acquisition), they are likely to have a negative initial impact on comparable store productivity, even if the Company registers an increase in total and comparable store net sales.

     Because the recent acquisitions included the two largest gold jewelry kiosk operators other than the Company, the Company does not expect to maintain the rate of recent store acquisitions. Accordingly, the Company intends to return to its core strategy of expanding primarily through opening new stores. The Company plans to open approximately 60 to 70 new stores in fiscal 1998 and approximately 70 to 90 new stores in fiscal 1999 (excluding any acquisitions), and to close an aggregate of approximately 20 existing stores during that two-year period. At May 7, 1997, the Company had signed lease commitments for 25 new stores (none of which is in Florida), substantially all of which it plans to open during fiscal 1998. Of these, 19 are in malls which are new to the Company.

     In selecting sites for new stores, the Company generally seeks malls that have at least 500,000 square feet, a high volume of shopping traffic, strong anchor tenants and sites available in the higher traffic areas of the mall. Opening a new store generally requires a total investment of approximately $107,000, including approximately $70,000 of inventory (a portion of which is generally financed through consignment arrangements), $30,000 for construction of the kiosk, fixtures, point-of-sale register and other equipment and supplies and $7,000 for pre-opening expenses which are expensed when incurred. New stores can typically be opened within eight weeks after obtaining a lease commitment. In addition to evaluating malls in which it does not operate stores, the Company continually evaluates malls where its stores are located to determine whether net sales volumes warrant another kiosk in such malls. The Company believes that Piercing Pagoda's strong national retailing reputation, along with the flexibility of its kiosk store format, make its stores attractive to mall developers and managers.

     As part of its ongoing operations, the Company continually evaluates the performance of its stores and the malls in which they are located. Since kiosks require a relatively low investment to open and can be moved relatively easily, the Company's expansion strategy includes closing kiosks when appropriate and relocating the kiosks to new locations. During the past three fiscal years, the Company has closed 21 stores.

     The Company's expansion may also include retail concepts and locations other than the Company's standard kiosks in regional malls. As of May 7, 1997, the Company operated 24 in-line stores, most of which were acquired as part of the Earring Tree Acquisition, and expects to open less than five in-line stores in fiscal 1998 as it evaluates whether to expand its in-line store operations. The in-line store format may allow the Company to expand into malls where kiosks are not utilized, as well as to increase its presence in malls where it already operates kiosks; to offer a larger selection of merchandise, including higher price points; and to take advantage of certain favorable lease opportuni-ties if and when they are presented. During the 1996 holiday season, the Company operated 50 seasonal retail mall carts, selling primarily silver jewelry under the name Silver Station. In addition, the Company may consider limited expansion into outlet malls or less traditional retail locations such as airport terminals. In appropriate situations, the Company will continue to evaluate potential acquisitions of existing stores or store sites from third parties.

MERCHANDISING AND MARKETING

  Merchandising

     The Company offers an extensive selection of popular-priced 14 karat and 10 karat gold chains, bracelets, earrings, charms and rings, as well as a selection of silver jewelry. The Company focuses its merchandise selection, approximately 95% of which is gold jewelry, on basic styles at everyday low prices. The Company believes that, by offering a broad assortment of basic styles, it provides its customers with a wide variety of choices while limiting merchandising risks associated with fashion trends. The Company maintains a balance between new merchandise and proven successful styles. Prior to introducing new items in all of its stores, the Company usually tests the items in approximately 50 of its highest volume stores. The Company's stores typically carry approximately 3,300 SKUs, approximately 82% of which have list prices between $10 and $80, and during fiscal 1997 generated an average jewelry item selling price of approximately $24. The Company also offers a selection of non-jewelry items such as ear care products and jewelry cleaners. Approximately 73% of a typical store's merchandise is common to all stores, and the remaining products are selected based upon the characteristics and local preferences of the particular store's customer base.

     During fiscal 1997, the Company's store net sales by merchandise category as a percentage of total store net sales were as follows:

                                                                          PERCENT OF TOTAL
    MERCHANDISE CATEGORY                                                 STORE NET SALES(1)
    -------------------------------------------------------------------  ------------------
    Gold:
      Chains and bracelets.............................................           35%
      Charms and rings.................................................           27
      Earrings.........................................................           25
      Miscellaneous items..............................................            1
                                                                                 ---
              Total gold...............................................           88
    Silver jewelry and other items.....................................           12
                                                                                 ---
              Total store net sales....................................          100%
                                                                                 ===

------------
(1) Excludes $2.7 million of wholesale sales to the Florida Licensee. See "-- Properties."

  Marketing

     Piercing Pagoda's pricing policy is to maintain everyday low prices complemented by selective promotions. The Company seeks to be the value leader for popular-priced gold jewelry in the malls in which its stores are located. The Company's stores display merchandise on pads in glass enclosed showcases with clearly visible price tags that facilitate browsing and comparison shopping, while minimizing the need for sales support. The modular merchandise display trays in which the merchandise pads fit are configured so as to maximize the number of items displayed and to minimize unused space in the showcases. Generally, gold merchandise is priced based on the price the Company paid its suppliers for such merchandise, and the items are not repriced based on normal fluctuations in the price of gold. The Company regularly monitors price levels at its competitors in order to ensure that its prices are competitive, and the Company believes that its volume purchasing and established supplier relationships contribute to its ability to remain competitive. In addition to everyday low prices, the Company has a "buy-five-get-one-free" jewelry club. In fiscal 1997, the Company increased its promotional events, such as events featuring "Your Choice $19" and "Buy One, Get One at 1/2 Off," as well as occasional clearance sales. The Company intends to continue to emphasize these promotions and to monitor them in order to assess their relative success.

     In addition to emphasizing lower prices, extensive selection, 734 nationwide locations as of May 7, 1997 and over 20 years of retail experience, the Company promotes the following:

     - Complimentary ear piercing. With the purchase of earrings, the Company offers complimentary ear piercing and a free check-up after four weeks. The Company utilizes a state-of-the-art ear piercing system and requires all employees performing ear piercing services to be trained and recertified by the Company annually. The Company limits its ear piercing service to the ear and will not pierce any other part of the body. During fiscal 1997, approximately 11% of the Company's net sales were derived from the sale of earrings in connection with complimentary ear piercing.

     - Lifetime guarantee on all jewelry items. The Company will repair or replace, at no cost, all merchandise with manufacturing defects.

     - Membership in the "buy-five-get-one-free" jewelry club. The Company offers a customer incentive program pursuant to which, after five purchases, a customer is entitled to a credit on the next purchase equal to the average price paid for the five purchased items. During fiscal 1997, customers applied approximately $3.8 million of credits received under the jewelry club to purchases.

     - Free layaway. The Company will hold items for up to 90 days, with a deposit, for customers until the full purchase price is paid.

     Piercing Pagoda relies primarily on highly visible store locations, attractive store designs and an inviting visual presentation of merchandise to attract prospective customers. In addition, it occasionally utilizes fliers, brochures and other point-of-sale materials to educate potential consumers about the features and benefits of shopping at the Company's stores.

     The Company generally does not advertise independently, but does participate in programs sponsored by the malls in which the Company operates, including local and regional newspaper advertising, advertising circulars, seasonal full-color catalogues and radio and television commercials. In almost all of the Company's locations, the Company is obligated by the terms of its lease to contribute to the cost of the mall's advertising. The Company also participates in national discount coupon book programs, mall-sponsored promotions and a variety of public relations activities.

     Unlike many jewelry retailers, the Company does not extend credit to its customers, thereby minimizing bad debt expense. Approximately 76% of all purchases are cash transactions (including personal checks) with the remaining purchases being credit card sales.

STORES

     At May 7, 1997, the Company operated 734 stores in 43 states and Puerto Rico, including 710 kiosk stores and 24 in-line stores, primarily under the names Piercing Pagoda, Plumb Gold and Silver & Gold Connection. The Company's kiosk stores average approximately 165 square feet, with approximately 37 linear feet of display cases. The Company generally seeks to locate its kiosk stores in high traffic areas of mall concourses, and has created several standard kiosk store designs that can be adapted to a particular store's location or to the design requirements of the mall. The kiosks are manufactured to the Company's specifications by third party kiosk suppliers and typically can be completed so that new stores can be opened within eight weeks after obtaining a lease commitment. At May 7, 1997, the Company operated stores in 539 malls, and operated more than one location in 163 of those malls. Of the stores operated, 24 were in-line stores, most of which were acquired as part of the Earring Tree Acquisition.

     In January 1997 and April 1997, the Company solidified its position as the largest operator of gold jewelry kiosk stores by acquiring 93 and 43 kiosk stores, respectively, from the companies that had been the second and third largest gold jewelry kiosk operators. The stores purchased were generally comparable in size to the Company's other stores and sold similar merchandise. In addition, 113 of those stores are in malls where the Company is already operating.

     The following table sets forth the Company's store openings and closings for the periods indicated:

                                                              FISCAL YEAR ENDED MARCH 31,
                                                           ----------------------------------
                                                           1995     1996     1997     1998(1)
                                                           ----     ----     ----     -------
    Number of stores:
      Beginning of period................................  295      366      513        682
      Opened/acquired:
         Piercing Pagoda(2)..............................   63      121      108         18
         Plumb Gold(3)...................................   14       34       66          2
         Silver & Gold Connection(4).....................   --       --       --         34
         Other(5)........................................   --       --        2         --
                                                           ---      ---      ---        ---
              Total opened(6)............................   77      155      176         54
                                                           ---      ---      ---        ---
         Total closed(7).................................    6        8        7          2
                                                           ---      ---      ---        ---
         Total at end of period..........................  366      513      682        734
                                                           ===      ===      ===        ===

---------------
(1) Through May 7, 1997.
(2) Includes six stores in fiscal 1995, 42 stores in fiscal 1996, 41 stores in fiscal 1997 and eight stores in fiscal 1998, respectively, that were acquired and reopened under the Piercing Pagoda name. Includes stores operated under the name Piercing Pagoda Too in malls where a store is operated under the name Piercing Pagoda. Other than the acquisitions noted, stores that change names are not included as new openings.
(3) Includes seven stores in fiscal 1995, 24 stores in fiscal 1996, 55 stores in fiscal 1997 and two stores in fiscal 1998, respectively, that were acquired and reopened under the Plumb Gold name. Other than the acquisitions noted, stores that change names are not included as new openings.
(4) All of these stores were acquired in April 1997 and reopened in May 1997 under the same name.
(5) These stores are currently operated under the Gemstone name, although the Company intends to change the name of these stores to one of its three primary names.
(6) Includes one in-line store in fiscal 1995, 14 in-line stores in fiscal 1996 and seven in-line stores in fiscal 1997.
(7) Includes one store sold to the Florida Licensee in each of fiscal 1995 and fiscal 1997, and two stores sold in fiscal 1998. Does not include three stores that the Florida Licensee notified the Company in April 1997 it intends to purchase. See "-- Properties."

STORE OPERATIONS

     Store operations are divided into eight regions, each of which is supervised by a regional manager. The regional managers supervise the Company's district managers, each of whom is responsible for an average of approximately ten stores within a specific geographic area. Each of the Company's stores has a full-time manager and a full-time assistant manager in addition to hourly sales associates, most of whom work part-time. The number of hourly sales associates fluctuates greatly depending on seasonal needs.

     The Company believes that providing knowledgeable and responsive customer service is a crucial element to its success and, accordingly, has developed and implemented extensive employee training and incentive programs. In addition to training during the first few weeks of employment and frequent field training, the Company produces training videos for sales associates. The Company monitors its training program by having sales associates complete worksheets after viewing each video. Additionally, every August, all sales personnel complete "Piercing University" where they are retrained in the state-of-the-art, safe, sterile ear piercing method utilized by the Company. Store managers, most of whom are promoted from within the Company and over 34% of whom (excluding personnel hired in connection with the January and April 1997 acquisitions) have been with the Company longer than three years, also complete extensive training programs during which they receive training in management skills and employee relations as well as in sales and customer service. The Company regularly monitors customer service at its stores by using "secret shoppers" who complete evaluation forms after visiting stores as customers. Regional managers and district managers, over 57% of whom have been with the Company over five years, generally spend approximately one week, two to four times per year, in the Company's corporate headquarters where they receive ongoing administrative and operational training.

     The Company seeks to instill enthusiasm and dedication in its store management personnel and sales associates through incentive programs and regularly solicits employee suggestions regarding store operations. Management believes that its employee-oriented culture creates a sense of personal accountability among its employees, as well as pride in the Company and its merchandise, resulting in a higher level of customer service. Sales associates, as well as store management personnel, receive base compensation plus incentive compensation and are entitled to discounts on purchases. The Company seeks to motivate its store personnel to focus on team success by having the incentive portion of their compensation related primarily to store performance and to a lesser extent to individual performance. District managers and their supervisors are eligible for stock options and stock purchases on a discounted basis pursuant to the Company's 1995 Employee Stock Purchase Plan, as well as for commissions and bonuses. The Company experiences a significant amount of turnover among its personnel, especially among its sales associates, that it believes is typical of its industry.

PURCHASING AND DISTRIBUTION

     The Company's centralized purchasing department selects and test markets its merchandise, develops relationships with suppliers and monitors the merchandise levels at the Company's stores and corporate distribution center. Target merchandise levels for each store are calculated according to the individual store's sales volume of each item. Merchandise is delivered in bulk to the Company's headquarters where the Company's in-house merchandise staff prepares all items for display on merchandise pads, thereby eliminating supplier display preparation charges. Items are tagged with a price and stickered with a bar code label for tracking.

     The Company utilizes approximately 150 vendors, primarily in the United States, Italy and Asia, who supply various jewelry products. The Company's purchase agreements with its suppliers are all denominated in U.S. dollars. During fiscal 1997, the Company's five largest suppliers accounted for approximately 43% of the merchandise purchased by the Company. Two of these suppliers accounted for 11% and 10%, respectively, of the Company's purchases during fiscal 1997. The Company does not believe that the loss of any current supplier would adversely affect its operations. The Company has no long-term contracts for the purchase of merchandise. Management believes that the relationships the Company has established with its suppliers are good. The Company has not experienced any difficulty in obtaining satisfactory sources of supply and believes that adequate alternative sources of supply exist for substantially all types of merchandise sold in its stores.

     The Company maintains a quality control program, with all shipments from suppliers being counted or weighed and visually inspected upon receipt at the Company's offices. In addition, the Company regularly assays a portion of gold merchandise shipments to assure that the merchandise is of the karat represented by the supplier.

MANAGEMENT INFORMATION SYSTEMS

     The Company currently uses a proprietary, customized UNIX-based system for both its financial and accounting and inventory management systems. Through nightly polling of in-store registers, the Company monitors sell-through information and inventory levels, enhancing the Company's ability to control effectively the merchandise at its stores and to identify and react promptly to sales trends. Based on the sales data, the Company tailors individual stores' merchandise levels, plans its purchasing in order to benefit from volume purchasing discounts from its suppliers and prioritizes the in-house preparation of merchandise.

     In order to accommodate recent growth, the Company plans to implement new inventory management and replenishment software that is currently used by certain other major retailers, and to upgrade its financial and accounting software. It is expected that the new inventory management software will be modified to replicate certain custom elements of the Company's existing system. Both the inventory management software and the financial and accounting software that the Company plans to install utilize the SQL relational database and a Windows NT-based client/server architecture. The Company believes that the combination of the new software and client/server technology will provide the Company with better analytical tools and enhance the information-sharing capabilities of the Company's management information systems. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     The Company anticipates that the new financial and accounting and inventory management systems will be operational by the third quarter of fiscal 1998 and the first quarter of fiscal 1999, respectively. It is expected that the new systems will be run parallel with the existing systems until the quality of performance of the new systems is confirmed. There is no assurance that the Company will be able to successfully implement these new systems.

PROPERTIES

     The Company leases all of its store locations, but owns the kiosks and other fixtures. The Company's typical lease is for a period of five years and includes a minimum base rent, a percentage rent based on store sales, a common area maintenance charge and payments to a merchants' association. In addition, substantially all of the Company's leases require the Company to contribute to the cost of advertising for the mall in which the store subject to the lease is located. The Company is generally required under the terms of its leases to maintain and conform its stores to agreed upon standards. Of the Company's store leases at March 31, 1997, approximately 128 expire before March 31, 1998. The acquisitions of 93 stores in January 1997 and 43 stores in April 1997 were completed without obtaining landlords' prior consent. Over 90% of the consents have now been obtained with respect to the January 1997 acquisition. The Company has recently begun pursuing consents in connection with the April 1997 acquisition and, as of May 14, 1997, had obtained four of such consents. Although the Company believes that, as a result of its financial and operating strength and its relationships with many major landlords, it will be able to obtain substantially all the remaining consents on reasonable terms, there is no assurance that its negotiations will be successful. Accordingly, there is a risk that certain stores would have to be closed if consent is not obtained.

     The Company also licenses the use of its store names and concept to an independent store operator with 16 stores and one retail mall cart in Florida (the "Florida Licensee"). In order to reach a negotiated resolution of rights of the Florida Licensee who had been a franchisee of the Company, the Company entered into an agreement with the Florida Licensee pursuant to which the Florida Licensee generally has the right to acquire, at prices favorable to the Florida Licensee, the Company's stores operating in the State of Florida and has the right of first refusal with respect to new locations in that State. The Florida Licensee purchases its inventory from the Company and pays the Company a royalty on its net sales. In each of fiscal 1995 and fiscal 1997, the Florida Licensee exercised its right to acquire one store from the Company. Since the beginning of fiscal 1998, the Florida Licensee has delivered written notice to the Company of its intention to acquire five additional stores, two of which the Florida Licensee acquired in May 1997. In addition, the Florida Licensee has recently expressed interest in acquiring another three stores from the Company. Of the 38 stores which the Company currently operates in Florida, five were acquired from the Florida Licensee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     The Company owns a 73,000 square foot building in Bethlehem, Pennsylvania which serves as its corporate headquarters and distribution center. As a result of recent acquisitions, the Company's distribution facilities are near capacity. Accordingly, it plans to begin construction during fiscal 1998 of an approximately 50,000 square foot facility on approximately five acres of vacant land it owns adjacent to the Bethlehem property. This new facility is planned to be used primarily for additional distribution and warehousing functions.

COMPETITION

     The retail jewelry business is highly competitive and the Company believes that the primary elements of competition in the popular-priced jewelry business are price, selection, customer service, quality and the appeal and convenience of store locations. The Company competes with national and regional jewelry chains, department stores, local independently owned jewelry stores and chains, catalogue showrooms, discounters, direct mail suppliers and televised home shopping networks. Certain of the Company's competitors have significantly greater financial and other resources than the Company. The retailing business is affected by changes in consumer taste, demographic trends and the type, number and location of competing stores. The Company also believes that it competes for store locations and for consumers' discretionary spending dollars with retailers that offer merchandise other than jewelry.

EMPLOYEES

     As of March 31, 1997, the Company had approximately 1,672 full-time and approximately 2,053 part-time employees. Of these, 255 were employed full-time and 82 part-time at the Company's corporate offices and distribution facility while the balance were employed as part of the Company's field sales force. The number of employees fluctuates depending on seasonal needs. During the fiscal 1997 peak holiday season, the Company had 3,053 part-time employees. None of the Company's employees is covered by a collective bargaining agreement, and the Company considers relations with its employees to be good.

TRADEMARKS

     The Company believes its registered trademarks "Piercing Pagoda and Design" and "Silver Station," along with the Company logo and "Plumb Gold" name, are important elements of the Company's marketing strategy. In addition, the Company has a trademark application pending for "Piercing Pagoda the Gold Company," and recently acquired rights to the name "Silver & Gold Connection," for which there is also a trademark application pending. The Company is not otherwise dependent on any patent, trademark, service mark or copyright.

GOVERNMENT REGULATION

     The Company's ear piercing service is not regulated by federal statute. Currently, Oregon is the only state in which the Company operates that regulates ear piercing activities. Legislation in Oregon requires the Company, and any of its employees administering ear piercing services in stores in Oregon, to be licensed by the State. The legislation also deems ear piercing through anywhere but the lobe of the ear to be body piercing, which is subject to additional restrictions, including that it must be performed in a separate room. Accordingly, the Company limits its ear piercing to the ear lobe in Oregon. The Company is aware of approximately 31 jurisdictions in which legislation to regulate ear piercing establishments is pending, including Maryland and Massachusetts where the Company currently operates 32 stores and 29 stores, respectively. The proposed Maryland legislation would subject ear piercing through other than the lobe to restrictions similar to those imposed by the Oregon legislation. The proposed Massachusetts legislation directs regulators to develop procedures applicable to body piercing, which the proposed legislation currently defines to exclude the ear lobe but to include all other parts of the ear. Generally, however, pending legislation proposes requiring the consent of a parent or guardian in order to pierce the ears of a minor (which the Company requires even in the absence of legislation), the posting of certain notices and the obtaining of certain registrations and licenses, but does not require special procedures for piercing of portions of the ear other than the lobe. Management believes that the Company complies in all material respects with applicable legislation. While the Company does not expect existing or proposed legislation to have a material adverse effect on the Company's business, there is no assurance that governmental bodies will not modify existing legislation in such a way, or enact new legislation, that would restrict or prohibit the Company from providing ear piercing services in its stores or otherwise continuing to conduct its business as presently operated.

     In April 1993, after an investigation, the Occupational Safety and Health Administration ("OSHA") issued an opinion that establishments which use an ear piercing system such as the one utilized by the Company and which maintain an ear piercing policy such as the Company's do not expose employees to blood and, therefore, are not subject to OSHA regulations concerning employee exposure to blood.

LEGAL PROCEEDINGS

     Piercing Pagoda is not a party to any legal proceedings, other than certain actions arising in the ordinary course of business. The Company does not believe that any such claims and lawsuits, either individually or in the aggregate, will have a material adverse effect on Piercing Pagoda's results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The Company's executive officers, directors and key employees are as follows:

NAME                               AGE                         POSITION
---------------------------------  ---   -----------------------------------------------------
Richard H. Penske................  54    Chairman of the Board and Chief Executive Officer
John F. Eureyecko................  48    President, Chief Operating Officer, Secretary and
                                         Director
Barry R. Clauser.................  43    Senior Vice President -- Merchandise Operations
Sharon J. Zondag.................  42    Senior Vice President -- Store Operations
Brandon R. Lehman................  45    Treasurer
Alan R. Hoefer...................  63    Director*
Mark A. Randol...................  62    Director*
Lisa E. Sankovsky................  36    Vice President -- Real Estate
Richard J. McKeon................  39    Director of Management Information Systems
Christopher J. Barone............  32    Corporate Controller

------------

* Member of the Audit and Compensation Committees.

     Richard H. Penske has served the Company and its predecessor in various capacities for more than 25 years. Mr. Penske served as President of the Company from 1980 to June 1996, and has served as the Chief Executive Officer since 1986. Mr. Penske has served as a director of the Company since 1978.

     John F. Eureyecko joined the Company in October 1991 and has served as President and Chief Operating Officer since June 1996. Mr. Eureyecko had previously served as Executive Vice President from January 1992 to June 1996 and as Chief Financial Officer from February 1994 to June 1996. Mr. Eureyecko was elected as Secretary in January 1992 and as a director in March 1994. Mr. Eureyecko joined the Company with 18 years experience at Triangle Building Supplies and Lumber Co., a building materials retailer, where he last served as Senior Vice President and General Manager.

     Barry R. Clauser joined the Company in October 1976 as an assistant to the Executive Vice President. He has served as the Company's Senior Vice
President -- Merchandise Operations since April 1988.

     Sharon J. Zondag joined the Company in October 1976 as an Assistant Store Manager. Ms. Zondag served as Vice President -- Store Operations from February 1986 to March 1988. Since March 1988, Ms. Zondag has served as Senior Vice President -- Store Operations.

     Brandon R. Lehman joined the Company in August 1991 as a staff accountant and became the Corporate Controller in 1992. Mr. Lehman was elected Treasurer in March 1994. Mr. Lehman joined the Company with 16 years of experience at Ice City, Inc., a retailer of seasonal products, where he last served as Corporate Treasurer.


     Alan R. Hoefer has served as a director of the Company since March 1994. Since August 1988, Mr. Hoefer has been the Managing General Partner of Alan Hoefer & Co., a private investment banking firm.


     Mark A. Randol has served as a director of the Company since March 1994. Since 1979, Mr. Randol has been the President of Forrest City Management, Inc., a real estate development company.

     Lisa E. Sankovsky joined the Company in 1983 as an assistant to Mr. Penske, focusing on lease administration. Ms. Sankovsky served as Director of Real Estate from February 1994 to July 1995. Since July 1995, Ms. Sankovsky has served as Vice President -- Real Estate.

     Richard J. McKeon has served as Director of Management Information Systems since he joined the Company in November 1990. From 1987 to 1990, Mr. McKeon was a programmer trainer with Valley Computer Learning Center, a computer training company.

     Christopher J. Barone has served as the Corporate Controller since October 1994. Prior thereto, he served in various capacities with KPMG Peat Marwick LLP from September 1989 to October 1994, most recently as Audit Manager.

     The Board of Directors of the Company is divided into three classes with staggered three-year terms. Currently, the Board of Directors consists of four persons. Messrs. Penske and Hoefer serve as Class I directors whose terms expire on the date of the annual meeting of stockholders next following the end of fiscal 1997; Mr. Randol serves as a Class III director whose term expires on the date of the annual meeting of stockholders next following the end of fiscal 1998; and Mr. Eureyecko serves as a Class II director whose term expires on the date of the annual meeting of stockholders next following the end of fiscal 1999. The officers of the Company are elected at each annual meeting of the Board of Directors and serve at the discretion of the Board of Directors.

     The current committees of the Board of Directors are the Compensation Committee and the Audit Committee. Messrs. Hoefer and Randol are members of both committees. The Compensation Committee and Audit Committee each met twice during fiscal 1997.

DIRECTOR COMPENSATION

     Members of the Board of Directors who are not employees of the Company are compensated at the annual rate of $8,000. Non-employee directors will also receive $1,000 for each meeting of the Board of Directors which they attend and, if not held in conjunction with a Board meeting, a fee of $1,000 for each meeting of a committee of the Board of Directors which they attend. The Company also reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors who are also employees of the Company do not receive any compensation for serving on the Board of Directors. Pursuant to the Company's 1994 Stock Option Plan, each director who is a member of the Compensation Committee also receives an annual grant of ten year options to purchase 2,000 shares of Common Stock at the fair market value on the date of grant, becoming exercisable on the first anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Alan R. Hoefer and Mark A. Randol, the members of the Compensation Committee of the Company's Board of Directors, are each parties to the Tax Indemnification Agreement which was entered into between the Company and the stockholders of the Company prior to its initial public offering in connection with the Company's change in status, immediately prior to the initial public offering, from an "S" corporation to a "C" corporation subject to corporate income taxation. Pursuant to that Tax Indemnification Agreement, during fiscal 1996, Messrs. Hoefer and Randol received $18,462 and $7,898, respectively. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during fiscal 1995, fiscal 1996 and fiscal 1997 for the Chief Executive Officer of the Company and the other officers of the Company whose total annual salary and bonus for fiscal 1997 exceeded $100,000 (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                                                        COMPENSATION
                                         ANNUAL COMPENSATION      ------------------------
                                                                  RESTRICTED      SHARES
NAME AND PRINCIPAL                       --------------------       STOCK       UNDERLYING      ALL OTHER
POSITION                 FISCAL YEAR      SALARY       BONUS      AWARDS(5)      OPTIONS       COMPENSATION
------------------------ -----------     --------     -------     ---------     ----------     ------------
Richard H. Penske.......     1997        $181,491     $90,000          -0-           -0-         $ 50,323(1)
  Chief Executive            1996         157,308      60,000          -0-           -0-           48,764(1)
    Officer                  1995         150,000      50,000          -0-           -0-           47,072(1)
John F. Eureyecko.......     1997         169,774      88,000      $15,401(6)     50,000            5,139(2)
  President                  1996         153,933      55,000        4,259           -0-            4,995(2)
                             1995         136,154      36,500          -0-        25,000            5,164(3)
Sharon J. Zondag........     1997         107,661      35,000        8,024(7)     10,000            4,070(2)
  Senior Vice                1996          96,164      22,000        2,658           -0-            3,393(2)
    President --             1995          79,106      12,000          -0-        25,000            2,601(2)
  Store Operations
Barry R. Clauser........     1997         107,576      30,000        8,024(7)     10,000            3,907(2)
  Senior Vice                1996          95,587      15,000        2,658           -0-            3,425(2)
    President --             1995          87,115       7,500          -0-        25,000            3,121(4)
  Merchandise Operations
Susan S. Iseminger......     1997          79,029      19,205        5,870(8)      4,000            2,737(2)
  Vice President --          1996          68,596      19,040        1,918           -0-            3,064(2)
  Store Operations           1995          63,731      15,000          -0-         8,000            1,701(2)


------------

(1) The compensation reported represents: (i) the Company's contributions and matching payments under the Company's Retirement and Savings Plan in the aggregate amounts of $5,013 in 1997, $4,590 in 1996 and $4,027 in fiscal 1995; (ii) the premiums on a life insurance policy on the life on Mr. Penske, of which Mr. Penske's wife is the sole beneficiary, which were $3,119 in fiscal 1997, $2,803 in fiscal 1996 and $1,570 in fiscal 1995; and
    (iii) the amount, on a term loan approach, of the benefit of the whole-life portion of the premiums for a split dollar life insurance policy paid by the Company projected on an actuarial basis which was $42,191 in fiscal 1997, $41,371 in fiscal 1996 and $41,475 in fiscal 1995.

(2) The compensation reported represents the Company's contribution and matching payments under the Company's Retirement and Savings Plan.

(3) The compensation reported represents: (i) the Company's contribution and matching payments under the Company's Retirement and Savings Plan in the aggregate amount of $4,066; and (ii) $1,098 which is the value of an interest-free loan made by the Company to Mr. Eureyecko.

(4) The compensation reported represents: (i) the Company's contribution and matching payment under the Company's Retirement and Savings Plan in the aggregate amount of $2,985 in fiscal 1995; and (ii) $136 in fiscal 1995 which equals one-half the premium on a term life insurance policy on the life of Mr. Clauser of which Mr. Clauser's wife was a 50% beneficiary.

(5) At March 31, 1997: Mr. Eureyecko held an aggregate of 56,901 shares of restricted stock, having a total value of $1,436,750; Ms. Zondag held an aggregate of 18,481 shares of restricted stock, having a total value of $466,645; Mr. Clauser held an aggregate of 28,481 shares of restricted stock, having a total value of $719,145; and Ms. Iseminger held an aggregate of 321 shares of restricted stock, having a total value of $8,105. All restricted stock awards reported in the Summary Compensation Table vest in whole in under three years from the date of grant. With respect to the payment of dividends on the restricted stock reported in the Summary Compensation Table, see "Dividend Policy."

(6) The value of 112 shares of restricted stock for which salary was withheld in the fourth quarter of fiscal 1997 has been determined based on the closing market price of Common Stock on May 13, 1997, although as of such date such shares had not been granted.

(7) The value of 70 shares of restricted stock for which salary was withheld in the fourth quarter of fiscal 1997 has been determined based on the closing market price of Common Stock on May 13, 1997, although as of such date such shares had not been granted.


(8) The value of 51 shares of restricted stock for which salary was withheld in the fourth quarter of fiscal 1997 has been determined based on the closing market price of Common Stock on May 13, 1997, although as of such date such shares had not been granted


STOCK OPTIONS

     The following table contains information concerning the stock option grants made to each of the Named Officers in fiscal 1997:

                          OPTION GRANTS IN FISCAL 1997

                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------   POTENTIAL REALIZABLE
                                          % OF TOTAL                                 VALUE AT ASSUMED
                           NUMBER OF       OPTIONS                                 ANNUAL RATES OF STOCK
                           SECURITIES     GRANTED TO                                PRICE APPRECIATION
                           UNDERLYING     EMPLOYEES    EXERCISE                     FOR OPTION TERM(2)
                            OPTIONS       IN FISCAL    PRICE PER    EXPIRATION     ---------------------
NAMED OFFICER              GRANTED(1)        1997        SHARE         DATE           5%          10%
-------------------------  ----------     ----------   ---------   -------------   ---------   ---------
Richard H. Penske........         --           --            --               --          --          --
John F. Eureyecko........     25,000(3)        13%      $ 18.00    June 24, 2006   $ 283,000   $ 717,250
                              25,000(4)        13         22.00    March 6, 2007     346,000     876,500
Sharon J. Zondag.........     10,000(4)         5         22.00    March 6, 2007     138,400     350,600
Barry R. Clauser.........     10,000(4)         5         22.00    March 6, 2007     138,400     350,600
Susan S. Iseminger.......      4,000(4)         2         22.00    March 6, 2007      55,360     140,240

------------

(1) Numbers shown represent options granted under the 1994 Stock Option Plan to purchase Common Stock.

(2) Future value of current-year grants assuming appreciation in the market value of the Common Stock of 5% and 10% per year over the ten-year option period. The actual value realized may be greater than or less than potential realizable values set forth in the table.

(3) One-fifth of these options were exercisable on June 24, 1996 and the remaining four-fifths are exercisable in four equal installments on the first four anniversaries of such date.

(4) One-fifth of these options were exercisable on March 6, 1997 and the remaining four-fifths are exercisable in four equal installments on the first four anniversaries of such date.

     The following table provides information related to options exercised during fiscal 1997 by each of the Named Officers and the number and value of options held at March 31, 1997 by such individuals.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                      AND OPTION VALUES AT MARCH 31, 1997

                                                            NUMBER OF SHARES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                       MARCH 31, 1997                MARCH 31, 1997
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
NAMED OFFICER                 ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   --------   -----------   -------------   -----------   -------------
Richard H. Penske...........       --           --            --             --              --             --
John F. Eureyecko...........       --           --        25,000         50,000       $ 311,250      $ 382,500
Sharon J. Zondag............       --           --        17,000         18,000         265,250        198,500
Barry R. Clauser............       --           --        17,000         18,000         265,250        198,500
Susan S. Iseminger..........       --           --         5,600          6,400          85,400         65,600

1994 STOCK OPTION PLAN

     On May 18, 1994, the Board of Directors adopted, and the Company's then current stockholders approved, the Piercing Pagoda, Inc. 1994 Stock Option Plan (the "1994 Stock Option Plan"), the purpose of which is to recognize the contributions made to the Company by its employees and certain consultants or advisors, to provide these individuals with additional incentives to devote themselves to the Company's future success, and to improve the Company's ability to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend. The 1994 Stock Option Plan is also intended as an additional incentive to directors of the Company who are not employees of the Company to serve on the Board of Directors and to devote themselves to the future success of the Company. Awards under the 1994 Stock Option Plan may be made to all employees, directors, consultants or advisors of the Company.

     The 1994 Stock Option Plan is administered by the Compensation Committee. The aggregate maximum number of shares of Common Stock available for awards under the 1994 Stock Option Plan is 600,000 shares (subject to adjustments to reflect changes in the Company's capitalization and subject to stockholder approval of the increase from 450,000 shares to 600,000 shares in May 1997). Options granted under the 1994 Stock Option Plan may be either incentive stock options ("ISOs") or non-qualified stock options. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Unless an option is specifically designated at the time of grant as an ISO, options under the 1994 Stock Option Plan will be non-qualified options.

     The exercise price of the options will be determined by the Board of Directors or the Compensation Committee, although the exercise price of an ISO will be at least 100% of the fair market value of a share of Common Stock on the date the option is granted, or at least 110% of the fair market value of a share of Common Stock on the date the option is granted if the recipient owns, directly or by attribution under Section 424(d) of the Internal Revenue Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. No awards can be made under the 1994 Stock Option Plan after May 17, 2004. The maximum term of an ISO granted under the 1994 Stock Option Plan shall not exceed ten years from the date of grant or five years from the date of grant if the recipient on the date of grant owns, directly or by attribution under Section 424(d) of the Internal Revenue Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company.

     The 1994 Stock Option Plan provides that each current member of the Compensation Committee, which administers the 1994 Stock Option Plan with respect to Options granted to persons who are "officers" under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be granted, on the later of June 1, 1994 or the date such person becomes a member of the Compensation Committee (the "Initial Grant Date") and on each anniversary of such person's Initial Grant Date during the term of the 1994 Stock Option Plan, provided such person continues to serve as a member of the Compensation Committee, non-qualified stock options to purchase 2,000 shares of Common Stock. Each such option will become exercisable on the first anniversary of the date of grant. The options will have an exercise price equal to 100% of the fair market value of the shares of Common Stock on the date the options are granted.


     As of May 7, 1997, the Company had granted options to purchase 426,700 shares of Common Stock at exercise prices ranging from $8.00 per share to $24.63 per share under the 1994 Stock Option Plan, of which 395,150 remained outstanding as of such date, 150,550 of which were then exercisable.


1994 RESTRICTED STOCK PLAN

     On March 31, 1994, the Board of Directors of the Company adopted, and the Company's stockholders approved, the Piercing Pagoda, Inc. 1994 Restricted Stock Plan (the "1994 Restricted Stock Plan"). The 1994 Restricted Stock Plan is intended to recognize the contributions made to the Company by key employees, members of the Board of Directors, consultants and advisors of the Company, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through the transfer or issuance of shares of the Company's Common Stock. The 1994 Restricted Stock Plan is administered by the Compensation Committee. The aggregate maximum number of shares of Common Stock available for awards under the 1994 Restricted Stock Plan is 224,330 shares (subject to adjustments to reflect changes in the Company's capitalization). Awards under the 1994 Restricted Stock Plan may be made to all employees, directors, consultants or advisors of the Company.

     No stock award may be granted under the 1994 Restricted Stock Plan after March 31, 2004. The purchase price, if any, applicable to any stock award will be determined at the discretion of the Committee and will be specified in the documentation of the stock award. All stock awards will be evidenced by a document containing provisions consistent with the 1994 Restricted Stock Plan and such other provisions as the Compensation Committee deems appropriate. Notwithstanding any other provision of the 1994 Restricted Stock Plan, in the event of a "Change of Control" of the Company, as defined in the 1994 Restricted Stock Plan, the Compensation Committee may take whatever action it deems necessary or desirable with respect to the stock awards. The restrictions, if any, on stock awarded to employees and directors pursuant to a stock award under the 1994 Restricted Stock Plan will lapse on a Change of Control.

     As of May 7, 1997, the Company had issued an aggregate of 218,713 shares under the 1994 Restricted Stock Plan.

1995 EMPLOYEE STOCK PURCHASE PLAN

     On October 12, 1995, the Board of Directors of the Company adopted, and the Company's stockholders approved, the Piercing Pagoda, Inc. Employee Stock Purchase Plan (the "1995 Employee Stock Purchase Plan"). The purpose of the 1995 Employee Stock Purchase Plan is to assist the Company in retaining the employment of employees by offering them a greater stake in the Company's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success. The 1995 Employee Stock Purchase Plan is administered by the Compensation Committee and is intended to comply with the provisions of
Section 423 of the Internal Revenue Code. An aggregate maximum of 96,000 shares of Common Stock (subject to adjustments to reflect changes in the Company's capitalization) are available for issuance under the 1995 Employee Stock Purchase Plan. In addition, an employee may not purchase more than $25,000 worth of Common Stock, and no more than an aggregate of 24,000 shares may be issued, in any year under the 1995 Employee Stock Purchase Plan. Generally, any employee of the Company who has been employed for more than 12 months is eligible to participate, subject to certain exceptions, including if the employee owns, or the issuance of any additional shares to him or her will cause the employee to own, shares of Common Stock such that the employee has the power to vote five percent or more of the Common Stock.

     Employees participate in the 1995 Employee Stock Purchase Plan by utilizing payroll deductions to purchase shares of Common Stock at a price equal to the lower of 85% of the fair market value thereof on the first or last day of the quarter in which the shares are purchased. The purchase price may be increased but shall not exceed 100% of fair market value. Shares purchased under the 1995 Employee Stock Purchase Plan are generally restricted for a period of one year, subject to certain exceptions. If an employee whose shares remain restricted is terminated for a reason other than death, disability or retirement, the Company may purchase his or her shares for the lesser of the then fair market value or the price at which they were purchased. The 1995 Employee Stock Purchase Plan terminates on December 31, 1999, unless earlier terminated by the Board of Directors of the Company.

     As of May 7, 1997, an aggregate of 9,757 shares had been purchased under the 1995 Employee Stock Purchase Plan.

ANNUAL INCENTIVE PLAN

     The Company maintains an Annual Incentive Plan (the "Incentive Plan") to provide incentive compensation opportunities, at the discretion of the Board of Directors of the Company, to employees who have been selected to participate in the Incentive Plan. Awards under the Incentive Plan are based on performance measures over which the participating employee has some level of influence, as well as the discretion of the Board. Mr. Clauser and Ms. Zondag are participants in the Incentive Plan.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

     The Certificate of Incorporation limits the liability of its directors to the full extent permitted by Delaware law. Delaware law provides that, if so provided in the applicable certificate of incorporation, the directors of a company will not be personally liable to such company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability for: (a) any breach of loyalty to the Company or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (d) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

                              CERTAIN TRANSACTIONS

     On March 30, 1994, the Company issued a subordinated note in the aggregate principal amount of $7.0 million to its then current stockholders. Immediately after the consummation of the Company's initial public offering in October 1994, the $2.0 million principal amount of such notes plus accrued interest thereon of approximately $313,000 was exchanged for 210,271 shares of Common Stock. $5.0 million of the net proceeds of the Company's initial public offering was used to repay the remaining principal amount of such notes.

     Prior to the Company's initial public offering, Mr. Penske had pledged the shares of Common Stock he owned at that time to the Company's then primary lender as security for the Company's obligations to such lender at such time. The Company repaid a portion of the loans obtained from its then primary lender from a portion of the net proceeds of its initial public offering, which resulted in the release of the lender's security interest in the shares of the Common Stock that Mr. Penske had pledged.

     On March 31, 1994, pursuant to the 1994 Restricted Stock Plan, Messrs. Eureyecko, Hoefer, Clauser, Randol and Ms. Zondag purchased 28,041, 16,824, 5,608, 5,608 and 13,459 shares of Common Stock, respectively, for $4.40 per share and 56,081, 22,432, 22,432, 11,216 and 14,581 shares of Common Stock, respectively, for $3.67 per share. All such shares were paid for by the purchasers agreeing to pay the purchase price per share less approximately $1.78 per share on or before May 15, 1994 and by the application of a bonus payable by the Company of approximately $1.78 per share. As of May 15, 1994 the purchasers paid all amounts due. In connection with the bonuses paid by the Company and applied to the purchase price for the shares purchased under the 1994 Restricted Stock Plan, the Company loaned Messrs. Eureyecko, Clauser and Ms. Zondag $50,100, $18,358 and $17,991, respectively, to pay their respective tax withholding liabilities. All such loans were interest-free and were paid in full on July 15, 1994.

     Prior to the Company's initial public offering, the Company was an "S" corporation for federal and certain state tax purposes. Historically, the Company paid distributions to its stockholders to enable them to pay their income tax liability as a result of the Company's status as an "S" corporation. In connection with the Company's change in status, immediately prior to the initial public offering, to a "C" corporation subject to corporate income taxation, the Company entered into a Tax Indemnification Agreement (the "Tax Indemnification Agreement") with the stockholders of the Company prior to its initial public offering which provides for: (i) the distribution to Mr. Penske of cash equal to the product of the Company's taxable income for fiscal 1994 and the sum of the highest effective federal and state income tax rates applicable to any current stockholder (or, in the case of stockholders that are trusts, any beneficiary of such trust) (the "Applicable Tax Rate"), less any prior distributions to him to pay taxes for such year end, plus the amount of Mr. Penske's deferred taxes attributable to the Company's income for fiscal 1993 that were deferred pursuant to the Omnibus Budget Reconciliation Act of 1993;
(ii) the distribution to each stockholder of cash equal to the product of the Company's taxable income allocable to the period from April 1, 1994 through October 12, 1994 and the Applicable Tax Rate; and (iii) an indemnification of such stockholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period in which it was an "S" corporation. Mr. Penske received $1,346,132 from the Company pursuant to the Tax Indemnification Agreement during fiscal 1995, in addition to a distribution to him of $408,920 applicable to (i) above paid prior to the execution of such agreement. Messrs. Penske, Eureyecko, Clauser and Ms. Zondag received $1,467,278, $39,464, $13,187 and $13,187, respectively, from the Company pursuant to the Tax Indemnification Agreement during fiscal 1996. Messrs. Hoefer and Randol, the members of the Compensation Committee of the Board of Directors, also received payments pursuant to the Tax Indemnification Agreement in fiscal 1996. See
"Management -- Compensation Committee Interlocks and Insider Participation."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of April 30, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby, assuming no exercise of the Underwriters' over-allotment option, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) Richard H. Penske, the Company's Chief Executive Officer and Chairman of the Board, certain Penske family trusts, and a charitable trust and foundation established by Mr. Penske (collectively, the "Selling Stockholders"); (iii) each director of the Company, (iv) each Named Officer and (v) all directors and Named Officers of the Company as a group.


                                         SHARES BENEFICIALLY                             SHARES TO BE
                                                OWNED                                    BENEFICIALLY
                                              PRIOR TO                                    OWNED AFTER
                                             OFFERING(1)                                  OFFERING(1)
                                         -------------------                          -------------------
BENEFICIAL OWNER                          NUMBER     PERCENT   SHARES BEING OFFERED    NUMBER     PERCENT
---------------------------------------  ---------   -------   --------------------   ---------   -------
Richard H. Penske(2)...................  3,224,086     61.1%          900,000         2,324,086     39.2%
  Piercing Pagoda, Inc.
  3910 Adler Place
  Bethlehem, PA 18017
Penske Family Trusts(3)................    406,176      7.7           109,623           296,553      5.0
Richard H. Penske Charitable
  Trust(4).............................     25,000        *            25,000                --        *
Richard and Patricia Penske
  Foundation(4)........................      5,000        *             5,000                --        *
John F. Eureyecko......................     81,901      1.6                --            81,901      1.4
Barry R. Clauser(5)....................     45,681        *                --            45,681        *
Sharon J. Zondag.......................     35,481        *                --            35,481        *
Susan S. Iseminger.....................      5,921        *                --             5,921        *
Alan R. Hoefer(6)......................     63,556      1.2                --            63,556      1.1
Mark A. Randol.........................     20,824        *                --            20,824        *
All directors and Named Officers as a
  group (7 persons)(2)(5)(6)...........  3,472,450     65.8           900,000         2,572,450     43.4


------------

 *  Less than 1%.

(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Shares of Common Stock subject to options that are exercisable within 60 days after the date of this Prospectus are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Accordingly, the information in the above table includes the following number of shares of Common Stock underlying options held by the following individuals, and all directors and Named Officers as a group, when computing the percentage ownership of such individual, director or group: Mr. John F. Eureyecko, 25,000 shares; Mr. Barry R. Clauser and Ms. Sharon J. Zondag, 17,000 shares each; Ms. Susan S. Iseminger, 5,600 shares; Messrs. Alan R. Hoefer and Mark A. Randol, 4,000 shares each; and all directors and Named Officers as a group, 72,600 shares.


(2) Includes an aggregate of 271,188 shares divided equally among four annuity trusts (the "Annuity Trusts"). Mr. Penske is a beneficiary of two of the Annuity Trusts and Mr. Penske's wife is a beneficiary of the other two. Victoria L. Penske and Crislyn A. Penske, Mr. Penske's two oldest children, are the trustees of the Annuity Trusts. An aggregate of 60,015 shares from the Annuity Trusts is being sold in this offering. Also includes an aggregate of 134,988 shares divided equally among four trusts (the "Children's Trusts"), one for the benefit of each of Mr. Penske's four children, of which Victoria L. Penske and Crislyn A. Penske are the trustees. 12,402 shares from each of the Children's Trusts are being sold in this offering. Also includes 25,000 shares and 5,000 shares held in the Richard H. Penske Charitable Trust and the Richard and Patricia Penske Foundation, respectively. 25,000 shares from the Richard H. Penske Charitable Trust, and 5,000 shares from the Richard and Patricia Penske Foundation, are being sold in this offering. Mr. Penske disclaims beneficial ownership as to all of such shares.

(3) Includes the Annuity Trusts and the Children's Trusts. See note 2 above.

(4) See note 2 above.

(5) Includes 200 shares held by Mr. Clauser as custodian for his children, as to which shares he disclaims beneficial ownership.

(6) Includes 4,000 shares held by a trust for the benefit of one of Mr. Hoefer's children of which he is the trustee, 300 shares held by his wife and 11,000 shares held by a charitable foundation of which Mr. Hoefer is a trustee, as to all of which shares he disclaims beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.01 par value per share, and 3,000,000 shares of Preferred Stock, $.01 par value per share.

     The following summary description relating to the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of Common Stock are entitled to cast one vote for each share on all matters on which stockholders may vote, including the election of directors. The holders of Common Stock are entitled to participate in cash dividends, pro rata based on the number of shares held, when, as and if declared by the Board of Directors out of funds legally available therefor, subject to any dividend preference which may be attributable to Preferred Stock which may be authorized. Such holders do not have any preemptive or other rights to subscribe for additional shares. Subject to the rights of holders of Preferred Stock, if any, all holders of Common Stock are entitled to share ratably in any assets available for distribution to stockholders upon the liquidation, dissolution or winding up of the Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable and the shares of Common Stock offered hereby, when issued and paid for in accordance with the Underwriting Agreement, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of shares of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 3,000,000 shares of Preferred Stock in one or more classes or series and may fix and determine the relative rights, preferences and limitations of each class or series so authorized. No shares of Preferred Stock have been issued.

     The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock or could have the effect of discouraging or making more difficult any attempt by a person or group to obtain control of the Company.

     The creation and issuance of any class or series of Preferred Stock, and the relative rights and preferences of such class or series, if and when established, will depend upon, among other things, the future capital needs of the Company, then existing market conditions and other factors that, in the judgment of the Board of Directors of the Company, might warrant the issuance of Preferred Stock. As of the date of this Prospectus, there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the Delaware General Corporation Law and of the Certificate of Incorporation and By-laws, summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Delaware Anti-Takeover Law. The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law. In general, this law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the board of directors approves the business combination; or (ii) upon becoming an interested stockholder, the stockholder then owns at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the board of directors and the stockholders. "Business combination" is defined to include mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election.

     Classified Board of Directors. The By-laws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under the Delaware General Corporation Law, in the case of a corporation having a classified Board of Directors, stockholders may remove a director only for cause. This provision, when coupled with the provision of the By-laws authorizing only the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

     Special Meetings of Stockholders. The By-laws provide that special meetings of stockholders of the Company may be called only by the Chief Executive Officer or the Board of Directors of the Company. This provision will make it more difficult for stockholders to take action opposed by the Board of Directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The By-laws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 5,927,094 shares of Common Stock outstanding (or approximately 6,024,594 shares if the Underwriters' over-allotment option is exercised in full), assuming no exercise of options after the date of this Prospectus. Substantially all of these shares will be freely transferable without restriction under the Securities Act or may currently be sold in accordance with Rule 144 promulgated under the Securities Act. In addition, the Company has registered or intends to register on registration statements on Form S-8 a total of 920,330 shares of Common Stock reserved for issuance under the 1994 Stock Option Plan, the 1994 Restricted Stock Plan and the 1995 Employee Stock Purchase Plan, of which an aggregate of 260,020 shares had been issued as of the date of this Prospectus. The remaining 660,310 shares, when and if issued, would be freely tradeable (unless acquired by an affiliate of the Company, in which case they would be subject to volume and other limitations under Rule 144).

     The Company and each of the Company's executive officers, directors and key personnel listed under "Management -- Executive Officers, Directors and Key Employees" have entered into agreements with the Underwriters pursuant to which they have agreed not to sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock owned or controlled by them (except for sales described in or contemplated by this Prospectus) for a period of 180 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company, subject to an exception for the sale of up to an aggregate of 30,000 shares and certain other limited exceptions. Upon expiration of the lock-up period, these shares will be eligible for immediate sale, subject, in the case of affiliates, to volume and other limitations under Rule
144. See "Underwriting."

     Generally, shares of Common Stock that have not been registered under the Securities Act or that are held by affiliates of the Company (whether or not registered) are deemed "restricted" securities under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of one percent of the then outstanding shares of Common Stock of the Company (approximately 59,271 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k) of the Securities Act, a person who is not an affiliate of the Company at any time within 90 days preceding a sale, and who has beneficially owned shares for at least two years, is entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

     The effect, if any, that shares eligible for market sale will have on the market price of Common Stock prevailing from time to time cannot be determined. Nevertheless, sales of substantial amounts of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     The Underwriters named below acting through their representatives, Robertson, Stephens & Company LLC, Wheat, First Securities, Inc., Furman Selz LLC and Parker/Hunter Incorporated (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the numbers of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                               NUMBER OF
    UNDERWRITER                                                                 SHARES
    -------------------------------------------------------------------------  ---------
    Robertson, Stephens & Company LLC........................................
    Wheat, First Securities, Inc.............................................
    Furman Selz LLC..........................................................
    Parker/Hunter Incorporated...............................................
                                                                               ---------
              Total..........................................................  1,550,000
                                                                               =========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession of not more than $          per share, of which $          may be
reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of the Prospectus.

     The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 232,500 additional shares of Common Stock at the same price per share as the Company and the Selling Stockholders will receive for the 1,550,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 1,550,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 1,550,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

     Each of the Company's executive officers, directors and key personnel listed under "Management -- Executive Officers, Directors and Key Employees" has agreed with the Representatives for a period of 180 days from the date of this Prospectus (the "Lock-Up Period") not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which such holders have or hereinafter acquire the power of disposition without the prior written consent of Robertson, Stephens & Company LLC, which may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements, subject to an exception for the sale of up to an aggregate of 30,000 shares and certain other limited exceptions. In addition, the Company has agreed that during the Lock-Up Period, it will not, without the prior written consent of Robertson, Stephens & Company LLC, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the issuance of Common Stock upon the exercise of outstanding options and under the 1994 Restricted Stock Plan, the 1995 Employee Stock Purchase Plan and the Company's issuance of options under the 1994 Stock Option Plan.

     The offering price of the Common Stock will be determined by negotiations among the Company and the Representatives, based largely upon the market price for the Common Stock as reported on the Nasdaq National Market.

     In connection with this offering, certain Underwriters and selling group members (if any) who are qualified market makers on the Nasdaq Stock Market may engage in passive market making transactions in the Common Stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of the offering before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, counsel to the Company, will render an opinion that the Common Stock offered by the Company hereby, when issued and paid for pursuant to the terms of the Underwriting Agreement, will be, and that the Common Stock offered by the Selling Stockholders hereby, is, legally issued, fully paid and non-assessable. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

     The audited Consolidated Financial Statements for the Company as of March 31, 1996 and 1997, and for each of the years in the three-year period ended March 31, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete; with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street,

Chicago, Illinois 60661. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's website at http://www.sec.gov.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy material and other information concerning the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of reports, proxy and information statements and other information are available on the Commission's website at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditor's Report..........................................................  F-2
Consolidated Balance Sheets at March 31, 1996 and 1997................................  F-3
Consolidated Statements of Income for the Years ended March 31, 1995, 1996 and 1997...  F-4
Consolidated Statements of Changes in Stockholders' Equity for the Years ended March
  31, 1995, 1996 and 1997.............................................................  F-5
Consolidated Statements of Cash Flows for the Years ended March 31, 1995, 1996 and
  1997................................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Piercing Pagoda, Inc.:

     We have audited the accompanying consolidated balance sheets of Piercing Pagoda, Inc. and subsidiary as of March 31, 1996 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piercing Pagoda, Inc. and subsidiary as of March 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                                  KPMG Peat Marwick LLP

Allentown, Pennsylvania
May 5, 1997

                             PIERCING PAGODA, INC.

                          CONSOLIDATED BALANCE SHEETS
                                   MARCH 31,
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              1996      1997
                                                                             -------   -------
                                            ASSETS
Current assets:
  Cash.....................................................................  $ 1,864   $ 4,119
  Accounts receivable......................................................      794     2,233
  Inventory................................................................   25,390    43,109
  Deposits for inventory purchases.........................................      361       850
  Prepaid expenses and other current assets................................      468       757
  Prepaid income taxes.....................................................      883     1,494
  Deferred tax assets......................................................      693     1,530
                                                                             -------   -------
          Total current assets.............................................   30,453    54,092
                                                                             -------   -------
Property, fixtures and equipment, net......................................   15,806    22,572
Other assets...............................................................    1,647     3,077
                                                                             -------   -------
          Total assets.....................................................  $47,906   $79,741
                                                                             =======   =======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable...........................................................  $ 1,811   $ 3,668
Current installments of long-term debt and revolving line of credit........    5,910       234
Accrued expenses and other current liabilities.............................    6,784     9,541
                                                                             -------   -------
          Total current liabilities........................................   14,505    13,443
                                                                             -------   -------
Long-term debt, less current installments..................................    2,350    26,690
Deferred tax liabilities...................................................    1,259     1,550
Other liabilities..........................................................      213       536
                                                                             -------   -------
          Total liabilities................................................   18,327    42,219
                                                                             -------   -------
Commitments and contingencies
Stockholders' equity
  Preferred stock, par value $.01 per share, authorized 3,000,000 shares.
     None issued...........................................................       --        --
  Common stock, par value $.01 per share, authorized 15,000,000 shares.
     Issued 5,240,293 and 5,273,994 shares at March 31, 1996 and 1997,
     respectively..........................................................       53        53
  Additional paid-in capital...............................................   22,183    22,588
  Retained earnings........................................................    7,343    14,881
                                                                             -------   -------
          Total stockholders' equity.......................................   29,579    37,522
                                                                             -------   -------
                                                                             $47,906   $79,741
                                                                             =======   =======

          See accompanying notes to consolidated financial statements.

                             PIERCING PAGODA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                             YEARS ENDED MARCH 31,
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   1995       1996       1997
                                                                  -------   --------   --------
Net sales.......................................................  $86,076   $121,581   $166,885
Cost of goods sold and occupancy expenses (excluding
  depreciation on kiosks).......................................   48,069     67,440     92,308
                                                                  -------   --------   --------
Gross profit....................................................   38,007     54,141     74,577
Selling, general and administrative expenses (including
  depreciation on kiosks).......................................   30,007     43,887     60,845
                                                                  -------   --------   --------
Income from operations..........................................    8,000     10,254     13,732
Interest and other income.......................................      307        282        386
Interest expense................................................    1,427      1,306      2,208
                                                                  -------   --------   --------
Earnings before income taxes....................................    6,880      9,230     11,910
Income taxes....................................................    3,352      3,553      4,372
                                                                  -------   --------   --------
          Net income............................................  $ 3,528   $  5,677   $  7,538
                                                                  =======   ========   ========
Earnings per share..............................................            $   1.07   $   1.40
Weighted average common and equivalent shares outstanding.......               5,325      5,389
PRO FORMA DATA (UNAUDITED):
  Earnings before income taxes, as reported.....................  $ 6,880
  Pro forma income taxes........................................    2,724
                                                                  -------
  Pro forma net income..........................................  $ 4,156
                                                                  =======
  Pro forma net income per share................................  $  0.91
  Pro forma weighted average shares outstanding.................    4,558

          See accompanying notes to consolidated financial statements.

                             PIERCING PAGODA, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             YEARS ENDED MARCH 31,
                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                  COMMON STOCK      ADDITIONAL   RETAINED
                                               ------------------    PAID-IN     EARNINGS
                                                SHARES     AMOUNT    CAPITAL     (DEFICIT)   TOTAL
                                               ---------   ------   ----------   --------   -------
Balance -- March 31, 1994....................  3,420,516    $ 34     $  4,118    ($1,817)   $ 2,335
Issuance of restricted stock.................      5,000      --           39         --         39
Cash dividends declared......................         --      --           --        (45)       (45)
Initial public offering......................  1,810,271      19       17,984         --     18,003
Share transactions under stock option plan...        300      --            2         --          2
Net income...................................         --      --           --      3,528      3,528
                                               ---------   ------   ----------   --------   -------
Balance -- March 31, 1995....................  5,236,087      53       22,143      1,666     23,862
Share transactions under employee stock
  plans......................................      4,206      --           40         --         40
Net income...................................         --      --           --      5,677      5,677
                                               ---------   ------   ----------   --------   -------
Balance -- March 31, 1996....................  5,240,293      53       22,183      7,343     29,579
Share transactions under employee stock
  plans, including tax benefit...............     33,701      --          405         --        405
Net income...................................         --      --           --      7,538      7,538
                                               ---------   ------   ----------   --------   -------
Balance -- March 31, 1997....................  5,273,994    $ 53     $ 22,588    $14,881    $37,522
                                                ========   =======  =========    ========   =======

          See accompanying notes to consolidated financial statements.

                             PIERCING PAGODA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEARS ENDED MARCH 31,
                                 (IN THOUSANDS)

                                                                             1995       1996       1997
                                                                            -------   --------   --------
Cash flows from operating activities:
  Net income..............................................................  $ 3,528   $  5,677   $  7,538
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
      Depreciation and amortization.......................................    1,770      2,639      3,636
      Loss on disposal of property, fixtures and equipment................       23         49         93
      Addition to deferred tax liabilities upon conversion to "C"
       corporation........................................................      441         --         --
      Common stock issued for interest expense on note to shareholders....      312         --         --
      Other changes in other assets.......................................       76        (61)       (97)
      Deferred income taxes...............................................      (88)       168        335
      Change in operating assets and liabilities, net of effects of acquisitions:
         Accounts receivable..............................................     (645)       329     (1,428)
         Inventory........................................................   (2,715)   (10,262)   (12,951)
         Deposits for inventory purchases.................................      638        (11)      (489)
         Prepaid expenses and other current assets........................      (90)       (23)      (289)
         Prepaid income taxes.............................................       --       (883)      (514)
         Accounts payable.................................................     (922)       558      1,857
         Accrued expenses and other current liabilities...................      321      2,488      2,697
         Tax indemnification payable......................................    1,530     (1,530)        --
         Other liabilities................................................       80         12         72
                                                                            -------   --------   --------
         Net cash provided by (used in) operating activities..............    4,259       (850)       460
                                                                            -------   --------   --------
Cash flows from investing activities:
  Additions to property, fixtures and equipment...........................   (3,469)    (7,175)    (9,724)
  Payments for purchase of businesses.....................................     (652)    (1,150)    (8,010)
  Proceeds from disposal of property, fixtures and equipment..............       59         --         22
  Return of (addition to) deposit with Internal Revenue Service...........     (434)       797         --
  Noncurrent deposits, net................................................       17       (251)       319
  Collection of notes receivable from stockholders........................      472         --         --
  Collection of notes receivable from licensee............................       78         75        255
                                                                            -------   --------   --------
         Net cash used in investing activities............................   (3,929)    (7,704)   (17,138)
                                                                            -------   --------   --------
Cash flows from financing activities:
  Repayments of long-term debt............................................   (6,104)        --       (216)
  Revolving line of credit, net...........................................   (3,217)     5,720     18,480
  Proceeds from issuance of long-term debt................................       --      2,540        400
  Debt issuance fees paid.................................................       --       (157)       (39)
  Proceeds from issuance of common stock, net.............................   15,723         --         --
  Payment of stockholders' note payable...................................   (5,000)        --         --
  Net proceeds from the issuance of stock under employee share plans......       --         40        308
  Cash dividends paid.....................................................   (1,755)       (45)        --
                                                                            -------   --------   --------
         Net cash provided by (used in) financing activities..............     (353)     8,098     18,933
                                                                            -------   --------   --------
         Net increase (decrease) in cash..................................      (23)      (456)     2,255
Cash at beginning of period...............................................    2,343      2,320      1,864
                                                                            -------   --------   --------
Cash at end of period.....................................................  $ 2,320   $  1,864   $  4,119
                                                                            =======   ========   ========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
         Interest.........................................................  $ 1,427   $  1,220   $  2,100
                                                                            =======   ========   ========
         Income taxes, net................................................  $ 1,404   $  5,818   $  4,551
                                                                            =======   ========   ========

Supplemental disclosure of non-cash financing and investing activities:

     During the year ended March 31, 1995, the Company exchanged of 210,271 shares of common stock in partial satisfaction of obligations under a $7,000,000 note payable to stockholders.

     During the year ended March 31, 1997, the Company entered into a noncompetition agreement for $300,000.

          See accompanying notes to consolidated financial statements.

                             PIERCING PAGODA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 1995, 1996 AND 1997

(1)  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

Operations

     The Company is a national retailer of gold jewelry primarily through kiosk stores in enclosed shopping malls. The Company operates stores primarily under the names Piercing Pagoda and Plumb Gold. At March 31, 1997, the Company operated 682 stores, including 24 in-line stores. The Company's home office provides centralized administrative and warehousing services and assembles some of the products sold at its stores.

     In addition to its own retail units, the Company has licensed operations at 16 stores and one retail cart location in Florida. The Company provides the licensee with merchandise and promotional and administrative services. Income from licensee operations is based on a percentage of the licensee's sales and earnings from the sale of merchandise to the licensee. See Note 13.

Sales

     Sales consist primarily of net sales to the Company's retail customers at its kiosk and in-line stores. Also included in sales are wholesale sales to the Company's licensee. At the time of each retail sale, the Company accrues the estimated costs of its "buy-five-get-one-free" jewelry club promotional program. The Company also accrues the estimated costs associated with its "lifetime guarantee" program for subsequent customer returns due to manufacturer's defects in the jewelry. All other returns have an immaterial effect on the consolidated financial statements.

Accounts Receivable

     The Company's accounts receivable consist principally of receivables from credit card companies, merchandise credits receivable from vendors, and certain receivables from its licensee.

Inventory and Cost of Goods Sold

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. The Company purchases gold merchandise and sells the gold content of a portion of such merchandise to financial institutions ("consignors") that simultaneously consign the gold back to the Company. In accordance with the terms of the agreements, the Company has the option of repaying the consignors in an equivalent number of ounces of gold or cash based upon the then quoted market price of gold.

     The Company has excluded the consigned gold content of merchandise in its possession from its inventory because it does not yet have title to the gold which it holds under its consignment arrangements. This gold has been manufactured into merchandise for sale and the costs associated with this manufacturing process are included in inventory.

     Cost of goods sold and occupancy expenses include the cost of merchandise, rent and occupancy expenses and the cost of preparing merchandise for sale. A major component of the cost of merchandise includes the previously consigned gold after it has been repurchased by the Company from the consignors.

                             PIERCING PAGODA, INC.

     In fiscal 1995, one vendor accounted for approximately 14% of total merchandise purchased by the Company. No vendors supplied more than 10% of purchases in fiscal 1996. In fiscal 1997, two vendors accounted for approximately 11% and 10%, respectively, of total merchandise purchased by the Company.

Property, Fixtures and Equipment

     Property, fixtures and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method.

    Depreciable lives are as follows:
    Furniture and fixtures..................................................  3-10 years
    Building and improvements...............................................  10-39 years
    Kiosks..................................................................  8-10 years
    Computer equipment, software and other equipment........................  5-7 years

     Substantially all depreciation expense, including depreciation on kiosks, is included in selling, general and administrative expense rather than occupancy expense, since the Company believes that the primary function of its kiosks is to display merchandise for sale. Depreciation expense for kiosks was $994,000, $1,338,000 and $1,890,000 in fiscal 1995, fiscal 1996 and fiscal 1997, respectively.

     Maintenance and repairs are expensed as incurred. Expenditures for renovations are capitalized. Upon the sale, replacement or retirement of property, fixtures and equipment, the cost and accumulated depreciation thereon are removed from the accounts. Gain or loss on sale, retirement or other disposition of property, fixtures and equipment is reflected in earnings.

Goodwill

     Costs in excess of fair value of net assets acquired are being amortized on a straight-line basis over periods of up to fifteen years. The Company assesses the recoverability of goodwill by determining whether the remaining balance can be recovered through projected future cash flows.

Leasing Expenses

     The Company recognizes lease expense on a straight-line basis over the term of the lease when lease agreements provide for increasing fixed rentals. The difference between lease expense recognized and actual payments made is included in other liabilities on the consolidated balance sheets.

Preopening Costs and Advertising Expense

     Preopening and start-up costs for new stores are charged to operations as incurred. Costs of advertising and sales promotion programs are charged to operations in the year incurred.

Income Taxes

     The Company records income taxes according to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, which requires the use of the liability method of accounting for deferred income taxes. The provision for income taxes includes federal, state, and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. Deferred income taxes are recorded at the enacted rates expected to apply to taxable income in the periods in which the

                             PIERCING PAGODA, INC.

deferred tax liability or asset is expected to be settled or realized. The effect of a change in tax rate is recognized as income or expense in the period that includes the enactment date.

     Prior to the completion of the Company's initial public offering in October 1994, the Company was taxed as an "S" corporation under the provisions of the Internal Revenue Code. As such, the Company's taxable federal income was included in the individual income tax returns of its stockholders. The Company was also taxed as an "S" corporation in some states while remaining a taxable corporation in others. Immediately prior to the consummation of the Company's initial public offering, the Company's "S" corporation status terminated and the Company became a "C" corporation subject to income taxes in all jurisdictions. Pro forma income tax expense reflects the income tax expense the Company would have recognized had it been taxed as a "C" corporation for all of fiscal year 1995.

Stock Option Plan

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would have been recorded on the date of grant only if the market price of the underlying stock exceeded its exercise price. On April 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). This statement encourages the fair value based method of accounting for stock options and similar equity instruments granted to employees. This method requires that the fair value of equity instruments granted to employees be recorded as compensation expense. However, the statement allows companies to continue to apply APB Opinion No. 25, with appropriate pro forma disclosure of the fair value based method. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Net Income Per Share

     Net income per share has been computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding using the treasury stock method.

Pro Forma Net Income Per Share (Unaudited)

     Pro forma net income per share has been computed by dividing pro forma net income by the weighted average number of common shares and common share equivalents outstanding during the year ended March 31, 1995, as adjusted to give effect to the sale of 218,713 shares of restricted stock in March 1994, the sale of 5,000 shares of restricted stock in June of 1994, the issuance of 454,545 shares at the initial public offering price to repay $5,000,000 of a $7,000,000 note to the Company's primary stockholder and trusts for the benefit of his children, and the issuance in June of 1994 of options for 221,000 shares of common stock, using the treasury stock method at the average market price (after the initial public offering) and the initial public offering price per share (prior to the initial public offering), respectively.

                             PIERCING PAGODA, INC.

Recent Accounting Pronouncement

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share ("SFAS No. 128"). This statement establishes standards for computing and presenting earnings per share ("EPS") and simplifies the standards for computing EPS previously found in APB Opinion No. 15, Earnings per Share. It replaces the presentation of primary earnings per share with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The Company is required to adopt SFAS No. 128 during the quarter ended December 31, 1997. The Company has not completed its evaluation of the potential impact of the new standard on EPS. However, based on equity instruments currently outstanding under existing stock compensations plans, the new standard is not expected to have a material impact on the Company's EPS.

(2)  INITIAL PUBLIC OFFERING

     On October 20, 1994, the Company completed an initial public offering of 1,600,000 shares of its common stock. The transaction resulted in net proceeds (after offering expenses) to the Company of approximately $15.7 million which was used to repay certain indebtedness of the Company including a portion of a note to certain stockholders representing undistributed "S" corporation earnings.

(3)  GOLD CONSIGNMENT AGREEMENTS

     In connection with the acquisition of certain inventory, the Company maintains gold consignment agreements. In accordance with these consignment agreements, title to the gold remains with the gold consignors until purchased by the Company. At March 31, 1995, 1996 and 1997, the Company had consigned 35,000, 54,500 and 88,300 ounces of gold, respectively, with values of $13,720,000, $21,601,000 and $30,749,000, respectively. The purchase price per ounce is based on the Second London Gold Fixing. This gold was generally in the form of merchandise for sale held by the Company at its offices or in its stores. Consigned gold is not included in inventory, and there is no related liability recognized.

     Included in interest expense for the years ended March 31, 1995, 1996 and 1997 are consignment fees of $261,000, $394,000 and $620,000, respectively, based on approximately 2.28%, 2.31% and 2.45%, respectively, of the value of consigned gold. The fee rates are adjusted periodically by the consignors upon giving seven to thirty days advance notice to the Company. The gold financing arrangements could be terminated by either the Company or the lender on 30 or 45 days notice, depending on the consignor.

(4)  PROPERTY, FIXTURES AND EQUIPMENT

     A summary of major classes of property, fixtures and equipment follows (in thousands):

                                                                            MARCH 31,
                                                                       -------------------
                                                                        1996        1997
                                                                       -------     -------
    Land.............................................................  $   688     $   688
    Furniture and fixtures...........................................    2,077       3,054
    Kiosks...........................................................   13,908      19,832
    Building and improvements........................................    3,822       4,037
    Computer equipment, software and other equipment.................    5,130       7,396
                                                                       -------     -------
                                                                        25,625      35,007
    Less accumulated depreciation and amortization...................    9,819      12,435
                                                                       -------     -------
                                                                       $15,806     $22,572
                                                                       =======     =======

                             PIERCING PAGODA, INC.

(5)  OTHER ASSETS

     Other assets are summarized as follows (in thousands):

                                                                             MARCH 31,
                                                                         -----------------
                                                                          1996       1997
                                                                         ------     ------
    Notes receivable -- licensee.......................................  $  283     $   28
    Noncurrent deposits, principally for leases, property, fixtures and
      equipment........................................................     435        116
    Goodwill (net of accumulated amortization of $130 and $237 at March
      31, 1996 and 1997, respectively).................................     314      1,907
    Deferred expenses, principally long-term maintenance agreements....     333        394
    Cash surrender value of officers life insurance....................     282        342
    Non-compete agreement (net of accumulated amortization of $10).....      --        290
                                                                         ------     ------
                                                                         $1,647     $3,077
                                                                         ======     ======

     The Company's notes receivable from its licensee in Florida are summarized as follows (in thousands):

                                                                              MARCH 31,
                                                                            -------------
                                                                            1996     1997
                                                                            ----     ----
    Note receivable, repaid in fiscal 1997................................  $263     $ --
    Non-interest bearing royalty note receivable due in yearly
      installments of $32.................................................    96       60
                                                                            ----     ----
                                                                             359       60
    Less current installments included in other current assets............    76       32
                                                                            ----     ----
                                                                            $283     $ 28
                                                                            ====     ====

     Included in accounts receivable at March 31, 1996 and 1997 are $337,000 and $199,000, respectively, from the sale of merchandise and other supplies to the licensee, and additionally, at March 31, 1997, $137,000 from the sale of one of the Company's Florida locations to the licensee.

     In January 1997, the Company purchased substantially all of the operations of the companies operating retail kiosks under the names Gemstone Jewelry, Gold-n-Gifts and Facets of Nature (collectively, "Gemstone"), which sold gold and silver jewelry, pewter and other gift items, for approximately $8.0 million. The acquisition was accounted for as a purchase and the assets acquired and operations of these kiosks are included in the Company's consolidated financial statements from the date of acquisition. The excess of the net assets acquired over their fair value of approximately $1.7 million has been recorded as goodwill and is being amortized over 15 years. In connection with the acquisition, the Company entered into a noncompetition agreement with the principal stockholder of Gemstone which provides for annual payments of $60,000 to be made over a five year period. The effect of this transaction was not material to the results of operations of the Company.

     During the year ended March 31, 1995, the Company acquired 13 kiosks and related operating locations and assumed related leases in three separate transactions with unrelated third parties for a total of $652,000. The excess of the net assets acquired over their fair market values has been recorded as goodwill.

                             PIERCING PAGODA, INC.

(6)  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities are summarized as follow (in thousands):

                                                                              MARCH 31,
                                                                           ---------------
                                                                            1996     1997
                                                                           ------   ------
    Accrued payroll, vacation and related taxes..........................  $3,011   $4,160
    Sales tax payable....................................................     543      704
    Accrued rents payable................................................     661    1,091
    Liability under jewelry club program.................................     376      747
    Liability under lifetime guarantee program...........................     671    1,211
    Other accrued expenses...............................................   1,522    1,628
                                                                           ------   ------
                                                                           $6,784   $9,541
                                                                           ======   ======

(7) LONG-TERM DEBT AND REVOLVING LINE OF CREDIT

     A summary of long-term debt and revolving line of credit follows (in thousands):

                                                                             MARCH 31,
                                                                          ----------------
                                                                           1996     1997
                                                                          ------   -------
    Revolving line of credit............................................  $5,720   $24,200
    Industrial development authority financing..........................   2,540     2,724
                                                                          ------   -------
    Total long-term debt................................................   8,260    26,924
    Less current installments...........................................   5,910       234
                                                                          ------   -------
                                                                          $2,350   $26,690
                                                                          ======   =======

     During fiscal 1997, the Company renegotiated its existing unsecured revolving line of credit with its primary lender acting as agent for a syndicate of banks. The new facility, which expires July 31, 2000, provides for maximum borrowings of $75 million through a combination of cash advances (which may not exceed $45 million) or letters of credit (which may not exceed $55 million) to support the Company's gold consignment financing program. Amounts borrowed under the facility generally accrue interest at the higher of the rates designated by the Company's primary lender at its prime rate minus 100 basis points (7.5% at March 31, 1997) and a rate based on the rates charged on overnight federal funds transactions with Federal Reserve System members plus 50 basis points (5.9% at March 31, 1997). However, the Company may elect to have all or any portion of the outstanding balance under the facility accrue interest at a rate based on one, two, three or six month LIBOR plus 110 basis points (6.79% at March 31, 1997 for a one-month maturity), subject to certain restrictions. Outstanding letters of credit incur a fee charged at an annual rate of 0.75%. At March 31, 1997, the Company had $19.0 million available for cash borrowings under this revolving credit facility. Letters of credit in the amounts of $21,988,000 and $31,762,000 were issued at March 31, 1996 and 1997, respectively.

     The loan agreement contains various covenants which, among other things, limit certain corporate acts of the Company such as mergers and acquisitions; requires the Company to maintain minimum ratios of indebtedness to equity, current assets to current liabilities and cash flow (as defined) to debt service; places limitations on the Company's ability to incur additional debt or grant security interests in its assets and restricts the redemption, purchase or retirement of its capital stock. The Company was in compliance with these covenants as of March 31, 1997.

                             PIERCING PAGODA, INC.

     Borrowings under the revolving line of credit are summarized as follows (in thousands):

                                                                       MARCH 31,
                                                             ------------------------------
                                                              1995       1996        1997
                                                             ------     -------     -------
    Borrowings at period end...............................  $   --     $ 5,720     $24,200
    Interest rate on borrowings at period end..............    9.00%       7.50%       7.50%
    Maximum amount of borrowings outstanding at any month
      end..................................................  $9,143     $20,360     $28,789
    Average aggregate borrowings during the period.........  $4,367     $ 8,051     $14,823
    Weighted average interest rate during the period.......    8.35%       7.99%       7.50%

     In October 1995, the Company obtained a $2,540,000, ten-year term loan through an industrial development authority. The loan is collateralized by a letter of credit totaling $2,637,000 which is supported by a lien on the Company's corporate headquarters and distribution center which has a net carrying value of approximately $3.1 million at March 31, 1997. The terms of the loan require semiannual interest payments at varying interest rates averaging 6.8% over the life of the loan. Principal payments, in varying amounts, are required annually.

     In May 1996, the Company obtained an additional $400,000 loan in connection with the expansion of the Company's corporate headquarters and distribution facility in the prior fiscal year. This loan, through an industrial development authority, requires monthly payments of principal and interest of approximately $4,000 through May 2006 at an effective annual interest rate of 4.59%.

     Maturities of the term loans are as follows at March 31, 1997 (in thousands):

                                                                                 AMOUNT
                                                                                 ------
    1998.......................................................................  $  234
    1999.......................................................................     250
    2000.......................................................................     262
    2001.......................................................................     278
    2002.......................................................................     295
    Subsequent to 2002.........................................................   1,405
                                                                                 ------
              Total payments...................................................  $2,724
                                                                                 ======

(8)  LEASES

     The Company leases space primarily in shopping malls under operating leases expiring in various years through fiscal 2005. In the normal course of business, operating leases are generally renewed or replaced by other leases; thus, it is anticipated that future annual lease expense will not be less than the amount shown below for fiscal 1997. Generally, the leases also contain provisions for contingent rental payments of approximately 10% of gross sales in excess of specified amounts.

                             PIERCING PAGODA, INC.

     Minimum future rental payments as of March 31, 1997 under non-cancelable operating leases having original terms in excess of one year are as follows (in thousands):

                                                                                 AMOUNT
                                                                                 -------
    1998.......................................................................  $17,343
    1999.......................................................................  13,442
    2000.......................................................................  10,408
    2001.......................................................................   6,056
    2002.......................................................................   2,138
    Subsequent to 2002.........................................................     951
                                                                                 -------
              Total rental payments............................................  $50,338
                                                                                 =======

     A summary of minimum rent and contingent rent expense under operating leases is as follows (in thousands):

                                                                   YEARS ENDED MARCH 31,
                                                                 --------------------------
                                                                  1995     1996      1997
                                                                 ------   -------   -------
    Minimum rentals............................................  $9,201   $12,643   $17,292
    Contingent rentals.........................................     763     1,191     1,498
                                                                 ------   -------   -------
              Total rental expense.............................  $9,964   $13,834   $18,790
                                                                 ======   =======   =======

(9)  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution plan for Company employees who are at least 21 years of age and have worked at least 1,000 hours in the past year. The plan consists of a profit sharing fund and a 401(k) fund. Annual contributions to the profit sharing fund are determined at the discretion of management. Total contributions to this fund were $120,000, $220,000 and $300,000 in fiscal 1995, fiscal 1996 and fiscal 1997, respectively.

     The Company provides a matching contribution provision to the Company's 401(k) fund. The matching rate for Company contributions is $.50 per dollar contributed by the employee up to 4% of the employee's income. The Company's matching contributions totaled $42,000 in fiscal 1995, $107,000 in fiscal 1996, and $181,000 in fiscal 1997. These matching contributions are 100% vested at the time they are made.

     See Note 12 for a description of the Company's employee stock purchase plan.

(10)  INCOME TAXES

     For tax return purposes, taxable income for the year ended March 31, 1995 has been allocated to the periods the Company was either an "S" corporation or a "C" corporation under the provisions of the Internal Revenue Code.

     For financial statement purposes, income tax expense for the year ended March 31, 1995 includes the state tax expense for certain states in which the Company did not elect "S" corporation status prior to the initial public offering, a one-time deferred tax charge for conversion from "S" corporation to "C" corporation status for federal and certain state purposes (see below), and the current and deferred taxes applicable to the Company's income for financial reporting purposes for the period after the initial public offering. Due to the allocation method utilized for tax return purposes, tax expense for the post "S" corporation period includes taxes payable to taxing authorities and payments to

                             PIERCING PAGODA, INC.

certain of the Company's stockholders pursuant to a tax indemnification agreement between the Company and such stockholders. See Note 13.

     Income taxes in the consolidated statements of income consists of the following components (in thousands):

                                                                    YEARS ENDED MARCH 31,
                                                                   ------------------------
                                                                    1995     1996     1997
                                                                   ------   ------   ------
    Current tax expense:
      Payable to taxing authorities:
         Federal.................................................  $1,065   $2,877   $3,703
         State...................................................     404      508      334
      Payable under tax indemnification agreement................   1,530       --       --
                                                                   ------   ------   ------
                                                                    2,999    3,385    4,037
                                                                   ------   ------   ------
    Deferred tax expense:
      Conversion from "S" to "C" corporation.....................     441       --       --
      Other:
         Federal.................................................     (55)     133      251
         State...................................................     (33)      35       84
                                                                   ------   ------   ------
                                                                      353      168      335
                                                                   ------   ------   ------
                                                                   $3,352   $3,553   $4,372
                                                                   ======   ======   ======

     As a result of the conversion from an "S" corporation to a "C" corporation, the provision for income taxes for the year ended March 31, 1995 includes a one-time charge totaling $441,000 for the addition to deferred tax liabilities reflecting certain differences between book and tax accounting for depreciation, inventory and certain accrued expenses.

     The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                             MARCH 31,
                                                                         -----------------
                                                                          1996      1997
                                                                         -------   -------
    Deferred tax liabilities:
      Excess of tax over book depreciation.............................  $(1,378)  $(1,754)
      Inventory........................................................     (158)       --
                                                                         -------   -------
              Total gross deferred tax liabilities.....................   (1,536)   (1,754)
                                                                         -------   -------
    Deferred tax assets:
      Inventory........................................................       --       129
      Accrual for lifetime guarantee costs.............................      265       484
      Accrued vacation expense.........................................      238       381
      Accrual for jewelry club costs...................................      149       298
      Other............................................................      318       442
                                                                         -------   -------
              Total gross deferred tax assets..........................      970     1,734
    Less valuation allowance...........................................       --        --
                                                                         -------   -------
    Net deferred tax assets............................................      970     1,734
                                                                         -------   -------
    Net deferred tax liability.........................................  $  (566)  $   (20)
                                                                         =======   =======

     Based upon the Company's current and historical taxable history and the anticipated level of future taxable income, management of the Company believes the existing deductible differences will,

                             PIERCING PAGODA, INC.

more likely than not, reverse in future periods in which the Company generates net taxable income. Accordingly, the Company does not believe a valuation allowance is necessary at March 31, 1997.

     The following unaudited pro forma information reflects the income tax expense that the Company would have incurred if it had been subject to federal and state income taxes for the year ended March 31, 1995 (in thousands):

    Current
      Federal...................................................................  $2,337
      State.....................................................................     625
    Deferred....................................................................    (238)
                                                                                  ------
                                                                                  $2,724
                                                                                  ======

     Income tax expense in 1997 and 1996 and pro forma income tax expense in 1995 differs from the amounts computed by applying the federal statutory rate of 34% to income before taxes as follows (in thousands):

                                                                    YEARS ENDED MARCH 31,
                                                                   ------------------------
                                                                    1995     1996     1997
                                                                   ------   ------   ------
    Tax expense at statutory rates...............................  $2,339   $3,138   $4,049
    State income taxes, net of federal benefit...................     380      358      276
    Other........................................................       5       57       47
                                                                   ------   ------   ------
                                                                   $2,724   $3,553   $4,372
                                                                   ======   ======   ======

(11)  TRANSACTIONS WITH RELATED PARTIES

     The Company performs certain administrative functions for entities owned by the Company's Chief Executive Officer and its President. The Company charged to the entities $27,000, $14,000 and $10,000 in fiscal 1995, fiscal 1996, and fiscal 1997, respectively, representing certain direct expenses and the estimated fair value of providing administrative services, primarily allocations of salary and overhead.

     On March 30, 1994, the Company declared a dividend to its then current stockholders in the form of a $7,000,000 note which bore interest at 8% per annum. The note was payable in annual installments of $700,000 beginning March 1, 1995. Pursuant to an agreement between the Company and the stockholders, the Company used a portion of the proceeds from the initial public offering to fund $5,000,000 of this distribution. The remainder, plus accrued interest, was exchanged for shares of common stock at the initial public offering price.

     On March 31, 1994, the Company sold certain directors, officers and employees 218,713 shares of its common stock for $862,000. The difference of $390,000 between the cash price and the fair market value of the shares at the date issued, as determined by an independent appraisal, was recognized as restricted stock compensation bonus expense for the year ended March 31, 1994. A receivable of $472,000 for the cash was subsequently collected in full by the Company in May 1994.

(12)  STOCKHOLDERS' EQUITY

     The Company has a stock option plan which provides for the grant of common stock options to eligible employees and others. The aggregate maximum number of shares of common stock available for awards under the plan is 450,000. Stock options granted may be the fair market value of the stock or at a price determined by a committee of the Board of Directors. The options vest over a four year period and are exercisable over a period determined by the committee, but not longer than ten years.

                             PIERCING PAGODA, INC.

     The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair market value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                             1996     1997
                                                                            ------   ------
    Net income..............................................  As reported   $5,677   $7,538
                                                              Pro forma     $5,614   $7,089
    Earnings per share......................................  As reported   $ 1.07   $ 1.40
                                                              Pro forma     $ 1.05   $ 1.32

     The per share weighted average fair value of stock options granted during fiscal 1996 and fiscal 1997 was $10.50 and $13.84, respectively, on the date of grant and were determined using the Black-Scholes option-pricing model based upon the following weighted-average assumptions:

                                                                            1996     1997
                                                                            ----     ----
    Expected dividend yield...............................................  0.0 %    0.0 %
    Expected volatility...................................................  52.2     49.4
    Risk-free interest rate...............................................  7.6      5.4
    Expected life (in years)..............................................  9.5      9.6

     Pro forma net income reflects only options granted in fiscal 1996 and fiscal 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period of four years and compensation cost for options granted prior to April 1, 1995 is not considered.

     Summarized stock option data is as follows:

                                                                 WEIGHTED-
                                                                  AVERAGE          SHARES
                                                               EXERCISE PRICE   UNDER OPTION
                                                               --------------   ------------
    Outstanding at March 31, 1994............................      $   --               --
      Granted................................................        8.15          234,000
      Exercised..............................................        8.00             (300)
      Canceled...............................................        8.00           (7,400)
                                                                   ------          -------
    Outstanding at March 31, 1995............................        8.15          226,300
      Granted................................................       14.62           40,000
      Exercised..............................................        8.00           (2,600)
      Canceled...............................................        9.91          (14,100)
                                                                   ------          -------
    Outstanding at March 31, 1996............................        9.09          249,600
      Granted................................................       20.79          186,000
      Exercised..............................................        8.28          (25,550)
      Canceled...............................................       13.58          (15,300)
                                                                   ------          -------
    Outstanding at March 31, 1997............................       14.48          394,750
                                                                   ------          -------
    Exercisable..............................................      $11.67          152,950
                                                                   ======          =======

                             PIERCING PAGODA, INC.

     The following table summarizes information concerning currently outstanding and exercisable options:

                                                                       EXERCISE PRICE
                                                              ---------------------------------
                                                              $8.00 - $10.625   $18.00 - $24.50
                                                              ---------------   ---------------
    Options outstanding at March 31, 1997...................      195,450           199,300
    Weighted average remaining contractual life (years).....         7.27              9.56
    Weighted average price..................................      $  8.28           $ 20.56
    Options exercisable at March 31, 1997...................      110,050            42,900
    Weighted average price..................................      $  8.26           $ 20.41

     On October 12, 1995, the Company created an Employee Stock Purchase Plan under which the sale of 96,000 shares of its common stock has been authorized. Generally, all employees who meet the requirements for participation in any of the Company's other employee benefit plans are also eligible to participate in this plan. Employees may designate up to the lesser of $25,000 or 5% of their annual compensation for the purchase of common stock. The price for the shares purchased under the plan is the lower of 85% of the fair market value on the first or last day of the purchase period. Employees are not permitted to obtain share certificates or sell or transfer any shares for one year from the last day of the offering period in which the shares were purchased. During fiscal 1996 and fiscal 1997, 1,606 and 8,151 shares, respectively, were issued under this plan.

     On May 18, 1994, the Company's Board of Directors declared a stock split, effective June 1, 1994, of 5,336 for 1 and a reduction in the par value of the Company's stock from $.10 per share to $.01 per share. All references to common shares have been adjusted to reflect this stock split and adjustment of par value.

     On June 9, 1994, the Company sold 5,000 shares of its common stock to the owner of its licensee for $6.00 per share.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash, Accounts Receivable, Accounts Payable and Gold Consignment Agreements

     The carrying amount approximates fair value because of the short maturity of these instruments.

  Long-term Debt

     The fair value of the Company's long-term debt approximates its cost based on current rates offered to the Company for debt of similar remaining maturities.

(14)  COMMITMENTS AND CONTINGENCIES

     The Company is periodically a defendant in certain legal actions and other claims arising in the ordinary course of its business. In the opinion of management, liabilities, if any, arising from the ultimate resolution of such actions would not have a material adverse effect on the Company's financial position, results of operations or liquidity.

     At March 31, 1997, the Company had commitments outstanding of approximately $1,425,000 to fund capital expenditures, primarily for the construction and installation of new kiosks.

     Pursuant to the agreement between the Company and its licensee, the licensee has the right to acquire, under certain circumstances, the Company's kiosk stores operating in the state of Florida (40 at March 31, 1997) and has the right of first refusal with respect to new locations in the state. Upon 90 days notice, the licensee may purchase any or all locations in certain Florida counties. Locations

                             PIERCING PAGODA, INC.

outside these counties may be purchased only during the first seven months of any calendar year provided they have been open for two full calendar years. The purchase price of a location is due within 30 days of closing and is determined based upon the cost of assets acquired at the closing date. In each of fiscal 1995 and 1997, the Licensee exercised its right to acquire one store from the Company, and as of March 31, 1997, has delivered written notice to the Company of its intention to acquire five additional stores from the Company in fiscal 1998.

     The Company entered into a tax indemnification agreement in June of 1994 with certain current stockholders which provides for distributions relating to tax liabilities for allocable taxable income for fiscal 1994 and 1995 and an indemnification of such stockholders for any losses or liabilities with respect to any additional taxes resulting from the Company's operations during the period in which it was an "S" corporation. Liabilities of $1,755,000 and $1,530,000 were accrued at March 31, 1994 and 1995, respectively, relating to the tax indemnification agreements.

(15) SUBSEQUENT EVENT

     In April 1997, the Company purchased substantially all of the operations of Silver and Gold Connection, a kiosk retailer of gold and silver jewelry, for approximately $8.2 million, subject to certain post-closing adjustments related primarily to the valuation of acquired inventory.

             [PICTURES OF THE COMPANY'S MERCHANDISE WILL APPEAR ON
                THE INSIDE OF THE BACK COVER OF THE PROSPECTUS.]

                          [PIERCING PAGODA, INC. LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.

    Securities and Exchange Commission registration fee.......................  $ 14,213
    National Association of Securities Dealers, Inc. fee......................     5,190
    Nasdaq Stock Market Inc./National Market listing fee......................    15,000
    Printing and engraving expenses...........................................   100,000
    Accountants' fees and expenses............................................    60,000
    Legal fees and expenses...................................................   100,000
    Blue Sky qualification fees and expenses..................................    10,000
    Miscellaneous.............................................................    20,597
                                                                                --------
              Total                                                             $325,000
                                                                                ========

     The foregoing, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee, and the Nasdaq Stock Market fee, are estimates.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the General Corporation Law of the State of Delaware, as amended, the Registrant has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the Registrant if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

     Article FIFTH of the Registrant's Certificate of Incorporation provides indemnification to directors and officers of the Registrant against all expenses, liability and loss incurred as a result of such person's being a party to, or threatened to be made a party to, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise, to the fullest extent authorized by the General Corporation Law of the State of Delaware. Article FIFTH further permits the Registrant to maintain insurance, at its expense, to protect itself and any such director or officer of the Registrant or another enterprise against any such expenses, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     Article VII of the Registrant's By-laws, filed as Exhibit 3.2 hereto, generally permits indemnification of directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware.

     The Registrant maintains directors' and officers' liability insurance.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify the Registrant, its directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
  NO.
-------
  1.1      -- Form of Underwriting Agreement.
  3.1      -- Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994).
  3.2      -- Amended and Restated By-laws of the Registrant (incorporated by reference to
              Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994).
  4        -- Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 to the
              Registrant's Registration Statement on Form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994).
  5        -- Opinion of Wolf, Block, Schorr and Solis-Cohen with respect to the legality of the securities being offered.*
 10.1      -- Third Amended and Restated Loan Agreement dated February 13, 1995 between the
              Registrant and First Valley Bank ("First Valley") (incorporated by reference to
              Exhibit 10.1 to the Registrant's Form 10-K filed with the Securities and Exchange
              Commission on June 28, 1995).
 10.2      -- Letter Amendment to Third Amended and Restated Loan Agreement dated April 28, 1995 between the Registrant and First Valley (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K filed with the Securities and Exchange Commission on
              June 28, 1995).
 10.3      -- Amendment to Third Amended and Restated Loan Agreement dated November 21, 1995 between the Registrant and First Valley (incorporated by reference to Exhibit 10.11 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              August 9, 1995).
 10.4      -- Second Amendment to Third Amended and Restated Loan Agreement dated November 21,
              1995 between the Registrant and First Valley (incorporated by reference to Exhibit
              10.11 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on February 14, 1996).
 10.5      -- Tenth Replacement Revolving Loan Note dated November 21, 1995 between the
              Registrant and First Valley (incorporated by reference to Exhibit 10.12 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996).
 10.6      -- Master Advance Note Extension And/Or Modification And/Or Renewal Agreement dated
              November 21, 1995 between the Registrant and First Valley (incorporated by reference to Exhibit 10.13 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996).
 10.7      -- Letter of Amendment to Third Amended and Restated Loan Agreement dated December 18,
              1995 between the Registrant and First Valley (incorporated by reference to Exhibit
              10.15 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on February 14, 1996).
 10.8      -- Letter of Amendment to Third Amended and Restated Loan Agreement Between Piercing
              Pagoda, Inc. and First Valley dated February 28, 1996 (incorporated by reference to
              Exhibit 10.8 to the Registrant's Form 10-K filed with Securities and Exchange
              Commission on June 25, 1996).

EXHIBIT
  NO.
-------
 10.9      -- Third Amendment to Third Amended and Restated Loan Agreement dated September 5,
              1996 between the Registrant and Summit Bank (incorporated by reference to Exhibit
              10.1 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on November 13, 1996).
 10.10     -- Eleventh Replacement Revolving Loan Note dated September 5, 1996 between the
              Registrant and Summit Bank (incorporated by reference to Exhibit 10.2 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              November 13, 1996).
 10.11     -- Fourth Amendment to Third Amended and Restated Loan Agreement dated October 18,
              1996 between the Registrant and Summit Bank (incorporated by reference to Exhibit
              10.3 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on November 13, 1996).
 10.12     -- Twelfth Replacement Revolving Loan Note dated October 18, 1996 between the
              Registrant and Summit Bank (incorporated by reference to Exhibit 10.4 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              November 13, 1996).
 10.13     -- Fifth Amendment to Third Amended and Restated Loan Agreement and Twelfth
              Replacement Revolving Credit Note dated December 17, 1996 between the Registrant and Summit Bank (incorporated by reference to Exhibit 10.1 of the Registrant's Form
              10-Q filed with the Securities and Exchange Commission on February 13, 1997).
 10.14     -- Bond Placement Agreement between Northampton County Industrial Development
              Authority, Meridian Bank ("Meridian") and the Registrant dated October 12, 1995
              (incorporated by reference to exhibit 10.3 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996).
 10.15     -- Loan Agreement between Northampton County Industrial Development Authority and the
              Registrant dated October 15, 1995 (incorporated by reference to Exhibit 10.4 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996).
 10.16     -- Reimbursement Agreement between the Registrant and Meridian dated October 15, 1995
              (incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996.
 10.17     -- Continuing Disclosure Agreement between Dauphin Deposit Bank and Trust Company
              ("Dauphin") and the Registrant dated October 15, 1995 (incorporated by reference to
              Exhibit 10.6 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on February 14, 1996).
 10.18     -- Continuing Letter of Credit Agreement between Meridian and the Registrant dated
              October 19, 1995 (incorporated by reference to Exhibit 10.7 to the Registrant's
              Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996).
 10.19     -- Promissory Note between Meridian and the Registrant dated October 19, 1995
              (incorporated by reference to Exhibit 10.8 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996).
 10.20     -- Open-End Mortgage and Security Agreement between Meridian and the Registrant dated
              October 19, 1995 (incorporated by reference to Exhibit 10.9 to the Registrant's
              Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996).
 10.21     -- Assignment of Lessor's Interest in Leases between Meridian and the Registrant dated
              October 19, 1995 (incorporated by reference to Exhibit 10.10 to the Registrant's
              Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996).
 10.22     -- Consignment Agreement dated November 30, 1990 between Fleet Precious Metals Inc.
              ("Fleet") and the Registrant (incorporated by reference to Exhibit 10.15 to the
              Registrant's Registration Statement on Form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994).

EXHIBIT
  NO.
-------
 10.23     -- First Amendment and Agreement to Consignment Agreement dated July 26, 1994 between
              Fleet and the Registrant (incorporated by reference to Exhibit 10.17 to the
              Registrant's Registration Statement on Form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994).
 10.24     -- Third Amendment and Agreement to Consignment Agreement dated September 19, 1995 between the Registrant and Fleet (incorporated by reference to Exhibit 10.2 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996).
 10.25     -- Fourth Amendment and Agreement to Consignment Agreement dated December 1, 1995 between the Registrant and Fleet (incorporated by reference to Exhibit 10.14 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996).
 10.26     -- Fifth Amendment and Agreement to Consignment Agreement dated December 21, 1995 between the Registrant and Fleet (incorporated by reference to Exhibit 10.16 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996).
 10.27     -- Sixth Amendment And Agreement To Consignment Agreement dated October 31, 1996 between the Registrant and Fleet Precious Metals Inc. (incorporated by reference to
              Exhibit 10.2 of the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on February 13, 1997).
 10.28     -- Amended and Restated Consignment Agreement dated July 26, 1994 between Rhode Island
              Hospital Trust National Bank and the Registrant (incorporated by reference to
              Exhibit 10.16 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994).
 10.29     -- Second Amendment to Amended and Restated Consignment Agreement, dated September 11,
              1995 between the Registrant and Rhode Island Hospital Trust National Bank
              (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996).
 10.30     -- Third Amendment to Amended and Restated Consignment Agreement dated July 26, 1994, dated December 26, 1996 between the Registrant and Rhode Island Hospital Trust
              National Bank (incorporated by reference to Exhibit 10.3 of the Registrant's Form
              10-Q filed with the Securities and Exchange Commission on February 13, 1997).
 10.31     -- Registrant's 1994 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement on Form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994).
 10.32     -- Registrant's 1994 Restricted Stock Plan (incorporated by reference to Exhibit 10.8 to the Registrant's Registration Statement on Form S-1, File No. 33-80200,
              initially filed with the Securities and Exchange Commission on June 14, 1994).
 10.33     -- Registrant's Annual Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement on form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994).
 10.34     -- Registrant's Retirement & Savings Plan (incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-1, File No. 33-80200,
              initially filed with the Securities and Exchange Commission on June 14, 1994).
 10.35     -- Registrant's Employee Stock Purchase Plan (incorporated by reference to the
              Registrant's Registration Statement on Form S-8, File No. 33-982288, initially filed with the Securities and Exchange Commission on October 18, 1995).
 10.36     -- Tax Indemnification Agreement dated June 10, 1994 (incorporated by reference to
              Exhibit 10.10 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994).

EXHIBIT
  NO.
-------
 10.37     -- Amendment to Tax Indemnification Agreement dated August 30, 1994 (incorporated by reference to Exhibit 10.19 to the Registrant's Registration Statement on Form S-1,
              File No. 33-80200, initially filed with the Securities and Exchange Commission on
              June 14, 1994).
 10.38     -- Restatement and Modification of Licensing Agreement between the Registrant and
              Piercing Pagoda of Florida, Inc., dated June 3, 1994 (incorporated by reference to
              Exhibit 10.13 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994).
 10.39     -- Agreement together with Addendum dated August 4, 1994 between the Registrant and
              Lehigh Valley Industrial Park, Inc. (incorporated by reference to Exhibit 10.22 to the Registrant's Registration Statement on Form S-1, File No. 33-80200, initially field with the Securities and Exchange Commission on June 14, 1994).
 10.40     -- Asset Purchase Agreement dated January 29, 1997 Between Piercing Pagoda, Inc.,
              EARS, Inc., Weaver's Gems and Minerals, Inc. and Gemstone Jewelry, Inc.
              (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 13, 1997).
 10.41     -- Asset Purchase Agreement dated April 25, 1997 Between Piercing Pagoda, Inc. and the
              Silver & Gold Trading Company, Inc.
 10.42     -- Syndicated Loan Agreement dated March 27, 1997 by and among Piercing Pagoda, Inc.,
              CoreStates Bank, N.A., Summit Bank and First Union National Bank.
 11        -- Statement regarding computation of earnings per share.
 21        -- Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the
              Registrant's Form 10-K filed with the Securities and Exchange Commission on June
              25, 1996).
 23.1      -- Consent of KPMG Peat Marwick LLP, independent certified public accountants.
 23.2      -- Consent of Wolf, Block, Schorr and Solis-Cohen (included as part of Exhibit 5).*
 24        -- Power of Attorney (included on signature page of this Registration Statement).
 27        -- Financial Data Schedule


------------


       * Filed herewith


     (b) Financial Statement Schedules

          All Financial Statement Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are either not applicable or not required under the related instructions or the required information is given in the Consolidated Financial Statements or Notes thereto, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registrant's Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethlehem, Pennsylvania, on the day of May 22, 1997.


                                          PIERCING PAGODA, INC.


                                          By:      /s/ JOHN F. EUREYECKO

                                            ------------------------------------

                                                     John F. Eureyecko


                                               President and Chief Operating
                                                           Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard H. Penske and John F. Eureyecko, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection herewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registrant's Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                     DATE
---------------------------------------------   --------------------------------   -------------

           /s/ RICHARD H. PENSKE*               Chairman and Chief Executive        May 22, 1997
---------------------------------------------     Officer (principal executive
              Richard H. Penske                   officer)

            /s/ JOHN F. EUREYECKO               Director, President and Chief       May 22, 1997
---------------------------------------------     Operating Officer (principal
              John F. Eureyecko                   financial and accounting
                                                  officer)

             /s/ ALAN R. HOEFER                 Director                            May 22, 1997
---------------------------------------------
               Alan R. Hoefer

             /s/ MARK A. RANDOL*                Director                            May 22, 1997
---------------------------------------------
               Mark A. Randol

               ---------------
   *By John F. Eureyecko, attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                             DESCRIPTION
-------       -----------------------------------------------------------------------------------
  1.1      -- Form of Underwriting Agreement
  3.1      -- Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994)
  3.2      -- Amended and Restated By-laws of the Registrant (incorporated by reference to
              Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994)
  4        -- Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 to the
              Registrant's Registration Statement on Form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994)
  5        -- Opinion of Wolf, Block, Schorr and Solis-Cohen with respect to the legality of the securities being offered*
 10.1      -- Third Amended and Restated Loan Agreement dated February 13, 1995 between the
              Registrant and First Valley Bank ("First Valley") (incorporated by reference to
              Exhibit 10.1 to the Registrant's Form 10-K filed with the Securities and Exchange
              Commission on June 28, 1995)
 10.2      -- Letter Amendment to Third Amended and Restated Loan Agreement dated April 28, 1995 between the Registrant and First Valley (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K filed with the Securities and Exchange Commission on
              June 28, 1995)
 10.3      -- Amendment to Third Amended and Restated Loan Agreement dated November 21, 1995 between the Registrant and First Valley (incorporated by reference to Exhibit 10.11 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              August 9, 1995)
 10.4      -- Second Amendment to Third Amended and Restated Loan Agreement dated November 21,
              1995 between the Registrant and First Valley (incorporated by reference to Exhibit
              10.11 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on February 14, 1996)
 10.5      -- Tenth Replacement Revolving Loan Note dated November 21, 1995 between the
              Registrant and First Valley (incorporated by reference to Exhibit 10.12 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996)
 10.6      -- Master Advance Note Extension And/Or Modification And/Or Renewal Agreement dated
              November 21, 1995 between the Registrant and First Valley (incorporated by reference to Exhibit 10.13 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996)
 10.7      -- Letter of Amendment to Third Amended and Restated Loan Agreement dated December 18,
              1995 between the Registrant and First Valley (incorporated by reference to Exhibit
              10.15 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on February 14, 1996)
 10.8      -- Letter of Amendment to Third Amended and Restated Loan Agreement Between Piercing
              Pagoda, Inc. and First Valley dated February 28, 1996 (incorporated by reference to
              Exhibit 10.8 to the Registrant's Form 10-K filed with Securities and Exchange
              Commission on June 25, 1996)
 10.9      -- Third Amendment to Third Amended and Restated Loan Agreement dated September 5,
              1996 between the Registrant and Summit Bank (incorporated by reference to Exhibit
              10.1 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on November 13, 1996)

EXHIBIT
  NO.                                             DESCRIPTION
-------       -----------------------------------------------------------------------------------
 10.10     -- Eleventh Replacement Revolving Loan Note dated September 5, 1996 between the
              Registrant and Summit Bank (incorporated by reference to Exhibit 10.2 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              November 13, 1996)
 10.11     -- Fourth Amendment to Third Amended and Restated Loan Agreement dated October 18,
              1996 between the Registrant and Summit Bank (incorporated by reference to Exhibit
              10.3 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on November 13, 1996)
 10.12     -- Twelfth Replacement Revolving Loan Note dated October 18, 1996 between the
              Registrant and Summit Bank (incorporated by reference to Exhibit 10.4 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              November 13, 1996)
 10.13     -- Fifth Amendment to Third Amended and Restated Loan Agreement and Twelfth
              Replacement Revolving Credit Note dated December 17, 1996 between the Registrant and Summit Bank (incorporated by reference to Exhibit 10.1 of the Registrant's Form
              10-Q filed with the Securities and Exchange Commission on February 13, 1997)
 10.14     -- Bond Placement Agreement between Northampton County Industrial Development
              Authority, Meridian Bank ("Meridian") and the Registrant dated October 12, 1995
              (incorporated by reference to exhibit 10.3 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996)
 10.15     -- Loan Agreement between Northampton County Industrial Development Authority and the
              Registrant dated October 15, 1995 (incorporated by reference to Exhibit 10.4 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996)
 10.16     -- Reimbursement Agreement between the Registrant and Meridian dated October 15, 1995
              (incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996
 10.17     -- Continuing Disclosure Agreement between Dauphin Deposit Bank and Trust Company
              ("Dauphin") and the Registrant dated October 15, 1995 (incorporated by reference to
              Exhibit 10.6 to the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on February 14, 1996)
 10.18     -- Continuing Letter of Credit Agreement between Meridian and the Registrant dated
              October 19, 1995 (incorporated by reference to Exhibit 10.7 to the Registrant's
              Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996)
 10.19     -- Promissory Note between Meridian and the Registrant dated October 19, 1995
              (incorporated by reference to Exhibit 10.8 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996)
 10.20     -- Open-End Mortgage and Security Agreement between Meridian and the Registrant dated
              October 19, 1995 (incorporated by reference to Exhibit 10.9 to the Registrant's
              Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996)
 10.21     -- Assignment of Lessor's Interest in Leases between Meridian and the Registrant dated
              October 19, 1995 (incorporated by reference to Exhibit 10.10 to the Registrant's
              Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996)
 10.22     -- Consignment Agreement dated November 30, 1990 between Fleet Precious Metals Inc.
              ("Fleet") and the Registrant (incorporated by reference to Exhibit 10.15 to the
              Registrant's Registration Statement on Form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994)
 10.23     -- First Amendment and Agreement to Consignment Agreement dated July 26, 1994 between
              Fleet and the Registrant (incorporated by reference to Exhibit 10.17 to the
              Registrant's Registration Statement on Form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994)

EXHIBIT
  NO.                                             DESCRIPTION
-------       -----------------------------------------------------------------------------------
 10.24     -- Third Amendment and Agreement to Consignment Agreement dated September 19, 1995 between the Registrant and Fleet (incorporated by reference to Exhibit 10.2 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996)
 10.25     -- Fourth Amendment and Agreement to Consignment Agreement dated December 1, 1995 between the Registrant and Fleet (incorporated by reference to Exhibit 10.14 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996)
 10.26     -- Fifth Amendment and Agreement to Consignment Agreement dated December 21, 1995 between the Registrant and Fleet (incorporated by reference to Exhibit 10.16 to the
              Registrant's Form 10-Q filed with the Securities and Exchange Commission on
              February 14, 1996)
 10.27     -- Sixth Amendment And Agreement To Consignment Agreement dated October 31, 1996 between the Registrant and Fleet Precious Metals Inc. (incorporated by reference to
              Exhibit 10.2 of the Registrant's Form 10-Q filed with the Securities and Exchange
              Commission on February 13, 1997)
 10.28     -- Amended and Restated Consignment Agreement dated July 26, 1994 between Rhode Island
              Hospital Trust National Bank and the Registrant (incorporated by reference to
              Exhibit 10.16 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994)
 10.29     -- Second Amendment to Amended and Restated Consignment Agreement, dated September 11,
              1995 between the Registrant and Rhode Island Hospital Trust National Bank
              (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 14, 1996)
 10.30     -- Third Amendment to Amended and Restated Consignment Agreement dated July 26, 1994, dated December 26, 1996 between the Registrant and Rhode Island Hospital Trust
              National Bank (incorporated by reference to Exhibit 10.3 of the Registrant's Form
              10-Q filed with the Securities and Exchange Commission on February 13, 1997)
 10.31     -- Registrant's 1994 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement on Form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994)
 10.32     -- Registrant's 1994 Restricted Stock Plan (incorporated by reference to Exhibit 10.8 to the Registrant's Registration Statement on Form S-1, File No. 33-80200,
              initially filed with the Securities and Exchange Commission on June 14, 1994)
 10.33     -- Registrant's Annual Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement on Form S-1, File No. 33-80200, initially filed with the Securities and Exchange Commission on June 14, 1994)
 10.34     -- Registrant's Retirement & Savings Plan (incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-1, File No. 33-80200,
              initially filed with the Securities and Exchange Commission on June 14, 1994)
 10.35     -- Registrant's Employee Stock Purchase Plan (incorporated by reference to the
              Registrant's Registration Statement on Form S-8, File No. 33-982288, initially filed with the Securities and Exchange Commission on October 18, 1995)
 10.36     -- Tax Indemnification Agreement dated June 10, 1994 (incorporated by reference to
              Exhibit 10.10 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994)
 10.37     -- Amendment to Tax Indemnification Agreement dated August 30, 1994 (incorporated by reference to Exhibit 10.19 to the Registrant's Registration Statement on Form S-1,
              File No. 33-80200, initially filed with the Securities and Exchange Commission on
              June 14, 1994)

EXHIBIT
  NO.                                             DESCRIPTION
-------       -----------------------------------------------------------------------------------
 10.38     -- Restatement and Modification of Licensing Agreement between the Registrant and
              Piercing Pagoda of Florida, Inc., dated June 3, 1994 (incorporated by reference to
              Exhibit 10.13 to the Registrant's Registration Statement on Form S-1, File No.
              33-80200, initially filed with the Securities and Exchange Commission on June 14,
              1994)
 10.39     -- Agreement together with Addendum dated August 4, 1994 between the Registrant and
              Lehigh Valley Industrial Park, Inc. (incorporated by reference to Exhibit 10.22 to the Registrant's Registration Statement on Form S-1, File No. 33-80200, initially field with the Securities and Exchange Commission on June 14, 1994)
 10.40     -- Asset Purchase Agreement dated January 29, 1997 Between Piercing Pagoda, Inc.,
              EARS, Inc., Weaver's Gems and Minerals, Inc. and Gemstone Jewelry, Inc.
              (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on February 13, 1997)
 10.41     -- Asset Purchase Agreement dated April 25, 1997 Between Piercing Pagoda, Inc. and the
              Silver & Gold Trading Company, Inc.
 10.42     -- Syndicated Loan Agreement dated March 27, 1997 by and among Piercing Pagoda, Inc.,
              CoreStates Bank, N.A., Summit Bank and First Union National Bank
 11        -- Statement regarding computation of earnings per share
 21        -- Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the
              Registrant's Form 10-K filed with the Securities and Exchange Commission on June
              25, 1996)
 23.1      -- Consent of KPMG Peat Marwick LLP, independent certified public accountants
 23.2      -- Consent of Wolf, Block, Schorr and Solis-Cohen (included as part of Exhibit 5)*
 24        -- Power of Attorney (included on signature page of this Registration Statement)
 27        -- Financial Data Schedule


------------


       * Filed herewith